Exhibit 99.3

PRO FORMA VALUATION REPORT

ABINGTON COMMUNITY BANCORP, INC.

HOLDING COMPANY FOR
ABINGTON BANK
Jenkintown, Pennsylvania

Dated As Of:
February 23, 2007
Amended As of May 1, 2007

Prepared By:

RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia 22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

                              February 23, 2007

Boards of Directors
Abington MHC
Abington Community Bancorp, Inc.
Abington Bank
180 Old York Road
Jenkintown, Pennsylvania 19046-3508

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock to be issued by Abington Community Bancorp, Inc., Abington, Pennsylvania (“ACBI” or the “Company”) in connection with the mutual-to-stock conversion of Abington MHC (the “MHC”). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 57.09% of the common stock of ACBI (the “MHC Shares”), the mid-tier holding company for Abington Bank, Jenkintown, Pennsylvania (the “Bank”). The remaining 42.91% of ACBI’s common stock is owned by public stockholders. ACBI, which completed its initial public stock offering on December 16, 2004, owns 100% of the common stock of the Bank. It is our understanding that ACBI will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to members of the local community and the public at large.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”).

Plan of Conversion and Stock Issuance

On November 30, 2006, the respective Boards of Directors of the MHC, the Company and the Bank adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which the mutual holding company will convert to the stock form of organization. Pursuant to the Plan of Conversion, (i) the MHC will convert to stock form, (ii) the MHC and the Company will merge into the Bank and the Bank will become a wholly owned subsidiary of a newly chartered stock company (the “Company”), (iii) the shares of common stock of the Company held by persons other than the MHC will be converted into shares of common stock of the Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, and (iv) the Company will offer and sell shares of its common stock to certain depositors of the Bank, residents of Bank’s local community and shareholders of the Company and others in the manner and subject to the priorities set forth in the Plan of Conversion. As of December 31, 2006, the MHC’s ownership interest in ACBI approximated 57.09%. The Company will also issue shares of its common stock to the public stockholders of ACBI pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued ACBI common stock as owned immediately prior to the conversion. As of December 31, 2006, the public stockholders’ ownership interest in ACBI approximated 42.91%.

Washington Headquarters
Rosslyn Center
1700 North Moore Street, Suite 2210	Telephone: (703) 528-1700
Arlington, VA 22209	Fax No.: (703) 528-1788
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors
February 23, 2007

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of ACBI, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of ACBI, the Bank and the MHC that has included a review of audited financial information for fiscal years ended December 31, 2002 through 2006, a review of various unaudited information and internal financial reports through December 31, 2006, and due diligence related discussions with ACBI’s management; Beard Miller Company, LLP., ACBI’s independent auditor; Elias, Matz, Tiernan & Herrick L.L.P., the Company’s conversion counsel; and Keefe, Bruyette & Woods, Inc., ACBI’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which ACBI operates and have assessed ACBI’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on ACBI and the industry as a whole. We have analyzed the potential effects of the stock conversion on ACBI’s operating characteristics and financial performance as they relate to the pro forma market value of ACBI. We have analyzed the assets held by the MHC, which will be consolidated with ACBI’s assets and equity pursuant to the completion of conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared ACBI’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

Boards of Directors
February 23, 2007

The Appraisal is based on ACBI’s representation that the information contained in the regulatory applications and additional information furnished to us by ACBI and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by ACBI, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of ACBI. The valuation considers ACBI only as a going concern and should not be considered as an indication of ACBI’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for ACBI and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of ACBI’s stock alone. It is our understanding that there are no current plans for selling control of ACBI following completion of the second-step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which ACBI’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of February 23, 2007, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC’s ownership interest in ACBI, and (2) exchange shares issued to existing public shareholders of ACBI, was $280,243,410 at the midpoint, equal to 28,024,341 shares at a per share value of $10.00. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the Board approved $10.00 per share offering price is set forth below.

Boards of Directors
February 23, 2007

	Total Shares	Offering Shares	Exchange Shares Issued to the Public Shareholders	Exchange Ratio
Shares				(X)
Supermaximum	37,062,192	21,160,000	15,902,192	2.42424
Maximum	32,227,993	18,400,000	13,827,993	2.10804
Midpoint	28,024,341	16,000,000	12,024,341	1.83308
Minimum	23,820,690	13,600,000	10,220,690	1.55811

Distribution of Shares
Supermaximum	100.00%	57.09%	42.91%
Maximum	100.00%	57.09%	42.91%
Midpoint	100.00%	57.09%	42.91%
Minimum	100.00%	57.09%	42.91%

Aggregate Market Value(1)
Supermaximum	$370,621,920	$211,600,000	$159,021,920
Maximum	322,279,930	184,000,000	138,279,930
Midpoint	280,243,410	160,000,000	120,243,410
Minimum	238,206,900	136,000,000	102,206,900

(1)	Based on offering price of $10.00 per share.

This pro forma valuation report amends the previously filed valuation report filed. This amended pro forma valuation report has been revised based on RP Financial’s reconsideration of certain valuation adjustments in the valuation analysis, modifications to the amount of stock which may be purchased by the employee stock ownership plan and recognition and retention plan, and the related impact of such changes on RP Financial’s valuation conclusion.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of ACBI stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in ACBI equal to 57.09% as of December 31, 2006. The exchange ratio to be received by the existing minority shareholders of ACBI will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.46073 shares, 1.71851 shares, 1.97628 shares and 2.27273 shares of newly issued shares of ACBI stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Boards of Directors
February 23, 2007

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of ACBI immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market following the completion of the second-step offering.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of ACBI as of December 31, 2006, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of ACBI and the exchange of the public shares for newly issued shares of ACBI common stock as a full public company was determined independently by the Boards of Directors of the MHC, ACBI and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of ACBI, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of ACBI’s stock offering.

Boards of Directors
February 23, 2007

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ Ronald S. Riggins
Ronald S. Riggins President

/s/ James P. Hennessey
James P. Hennessey Senior Vice President

RP® Financial, LC.

TABLE OF CONTENTS
ABINGTON COMMUNITY BANCORP, INC.
Jenkintown, Pennsylvania

DESCRIPTION	PAGE NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS
Introduction	1.1
Plan of Conversion and Reorganization	1.2
Purpose of the Reorganization	1.2
Strategic Overview	1.3
Balance Sheet Trends	1.7
Income and Expense Trends	1.12
Interest Rate Risk Management	1.18
Lending Activities and Strategy	1.19
Asset Quality	1.22
Funding Composition and Strategy	1.23
Subsidiary	1.24
Legal Proceedings	1.24

CHAPTER TWO MARKET AREA
Introduction	2.1
Market Area Demographics	2.4
Summary of Local Economy	2.6
Unemployment Trends	2.9
Market Area Deposit Characteristics	2.10

CHAPTER THREE PEER GROUP ANALYSIS
Peer Group Selection	3.1
Financial Condition	3.6
Income and Expense Components	3.9
Loan Composition	3.12
Credit Risk	3.14
Interest Rate Risk	3.14
Summary	3.17

RP® Financial, LC.

TABLE OF CONTENTS
ABINGTON COMMUNITY BANCORP, INC.
Jenkintown, Pennsylvania
(continued)

DESCRIPTION	PAGE NUMBER

CHAPTER FOUR VALUATION ANALYSIS
Introduction	4.1
Appraisal Guidelines	4.1
RP Financial Approach to the Valuation	4.1
Valuation Analysis	4.2
1. Financial Condition	4.3
2. Profitability, Growth and Viability of Earnings	4.4
3. Asset Growth	4.6
4. Primary Market Area	4.6
5. Dividends	4.8
6. Liquidity of the Shares	4.9
7. Marketing of the Issue	4.9
A. The Public Market	4.9
B. The New Issue Market	4.16
C. The Acquisition Market	4.18
D. Trading in ACBI’s Stock	4.18
8. Management	4.19
9. Effect of Government Regulation and Regulatory Reform	4.19
Summary of Adjustments	4.20
Valuation Approaches	4.20
Comparison to Recent Offerings	4.23
Valuation Conclusion	4.24
Establishment of the Exchange Ratio	4.25

RP® Financial, LC.
LIST OF TABLES
ABINGTON COMMUNITY BANCORP, INC.
Jenkintown, Pennsylvania

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	1.8
1.2	Historical Income Statements	1.13

2.1	Map of Branch Locations	2.3
2.2	Summary Demographic Data	2.5
2.3	Employment by Sector	2.6
2.4	Largest Employers in the Greater Philadelphia Region	2.8
2.5	Market Area Unemployment Trends	2.10
2.6	Bucks & Montgomery County Deposit Detail	2.11

3.1	Peer Group of Publicly-Traded Thrifts	3.3
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.10
3.4	Loan Portfolio Composition and Related Information	3.13
3.5	Credit Risk Measures and Related Information	3.15
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.16

4.1	Peer Group Market Area Comparative Analysis	4.7
4.2	Pricing Characteristics and After-Market Trends	4.17
4.3	Public Market Pricing	4.26

RP® Financial, LC.
Page 1.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Abington Bank (the “Bank”) is a Pennsylvania chartered stock savings bank headquartered in Jenkintown, Pennsylvania. The Bank serves the eastern and northern Philadelphia suburban areas out of its main office in Jenkintown, Pennsylvania, and a total of 10 full service and 5 limited service offices in Montgomery (11 offices), Bucks (3 offices) and Delaware (1 office) Counties. The Bank’s main office is located approximately 8 miles north of center city Philadelphia. The Company plans to open two additional full service offices by mid-2007; one will be located in Bucks County and the other in Montgomery County. The Bank’s markets in Montgomery, Bucks and Delaware Counties are suburban markets which are bedroom communities but also have broad employment bases, reflecting the proximity to Philadelphia and other nearby employment centers. Residents of the Bank’s markets are typically middle to upper middle class.

The Bank was organized in 1867 and has a long history of service to its primary market. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). The Bank’s primary regulators are the Pennsylvania Department of Banking (the “Department”) and the FDIC. The Bank reorganized into the mutual holding company (“MHC”) structure in 2004 and sold a minority interest of its common stock to the public at that time.

Abington Community Bancorp, Inc. (“ACBI” or the “Company”) is a Pennsylvania corporation which was organized in 2004. The most significant asset of the Company is its equity investment in the Bank; in addition, the Company has extended a loan to the Bank’s employee stock ownership plan (“ESOP”). The Company is majority owned by Abington Mutual Holding Company (the “MHC”), a Pennsylvania chartered mutual holding company. On December 16, 2004, the Company acquired all of the issued and outstanding common stock of the Bank in connection with the Bank’s reorganization into a stock company through a mid-tier holding company structure. Gross proceeds raised in pursuant to the minority stock issuance totaled $71.4 million. As of December 31, 2006, the Company had $925.2 million in assets, $587.0 million in deposits and total equity of $114.1 million, or 12.3% of total assets. The Company’s audited financial statements are included by reference as Exhibit I-1.

RP® Financial, LC.
Page 1.2

Plan of Conversion and Reorganization

On November 30, 2006 the Company announced that the Boards of Directors of the MHC, the Company and the Bank unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which the organization will convert from the two-tier mutual holding company structure to the full stock holding company structure and undertake a second-step conversion. In the second-step conversion, the Company will sell shares of common stock in an offering (the “Second Step Conversion” or the “Offering”) that will represent the ownership interest in ACBI currently owned by the MHC. As of December 31, 2006, the MHC’s ownership interest in ACBI approximated 57.09%. The Company will also issue shares of its common stock to the public stockholders of ACBI pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued ACBI common stock as owned immediately prior to the conversion. As of December 31, 2006, the public stockholders’ ownership interest in the Company approximated 42.91%.

Purpose of the Reorganization

A key component of the Company’s business plan is to complete a Second Step Conversion offering. In particular, the additional equity capital raised in the Second Step Conversion will increase the capital level to support further expansion, improve the overall competitive position of ACBI in the local market area, enhance profitability and reduce interest rate risk. Importantly, the additional equity capital raised in the conversion will provide a larger capital cushion for continued growth and diversification in the regional area, as well as increase the lending capability. Future growth opportunities are expected through the current branch network as well as through de novo branching. Additionally, the Company anticipates that growth opportunities will result from bank consolidation in the local market and the resulting fallout of customers who are attracted to ACBI’s community-bank orientation and emphasis on customer service. The MHC structure has limited the opportunity to acquire other institutions - so the Second Step Conversion should facilitate the Company’s ability to pursue such acquisitions through increased capital as well as the ability to use common stock as merger consideration. Further, the Second Step Conversion will increase the public ownership, which is expected to improve the liquidity of the common stock. The increased capital should facilitate the ability of the Company to pursue further diversification of products and services as well as support recent diversification efforts. An added benefit of the Company’s increased capital will be the increased regulatory loans-to-borrower limit at the Bank level as the Company seeks to build commercial account relationships, including some large relationships.

RP® Financial, LC.
Page 1.3

Strategic Overview

Throughout much of its corporate history, the Company’s strategic focus has been that of a community oriented financial institution with a primary focus on meeting the borrowing, savings and other financial needs of its local customers in Montgomery, Bucks and Delaware Counties, as well as other nearby areas in Philadelphia and the surrounding suburban areas. In this regard, the Company has historically pursued a portfolio residential lending strategy typical of a thrift institution, with a moderate level of diversification into construction lending and commercial real estate lending. Commencing in the mid-1990s, the Company sought to gradually restructure the loan portfolio to include a greater proportion of construction and commercial loans. In this regard, the Company has emphasized high quality and flexible service, capitalizing on its local orientation and expanded array of products and services. Accordingly, the Company’s lending operations consists of two principal segments as follows: (1) residential mortgage lending; and (2) commercial and construction in conjunction with the intensified efforts to become a full-service community bank.

With this transition in recent years, which was accelerated by the mutual holding company reorganization and minority stock issuance in 2004, the Company has been required to develop the infrastructure required to undertake more diversified lending. In this regard, management has developed extensive policies and procedures pertaining to credit standards and the administration of commercial accounts. Additionally, the Company has employed a total of seven loan officers who have local experience, to conduct the commercial and construction lending operations The Company’s increased community bank focus has led to an expansion that is evidenced by the growth of commercial real estate/multi-family mortgage loans as well as construction loans - specifically, these loans have increased from $111.6 million, or 27.9% of total loans as of December 31, 2002, to $227.4 million, or 34.8% of total loans as of December 31, 2006. Growth in commercial and construction lending is targeted to continue as such loans will continue to be a strategic emphasis of the Company.

RP® Financial, LC.
Page 1.4

Despite the commercial lending emphasis, residential mortgage loans continue to comprise the largest portion of the loan portfolio, at $375.7 million, or 57.6% of total loans as of December 31, 2006. In addition, home equity lending has grown, and such loans totaled $33.9 million, or 5.2% of total loans. Substantially all of the Company’s residential mortgage loans are originated internally by the Company’s loan officers. The majority of the Company’s permanent residential mortgage volume had terms in the range of 15 to 30 years. As the Company is primarily a portfolio lender, secondary market sales have been limited. Following the completion of the minority stock issuance, the Company increased the investment in fixed rate residential mortgage loans with the objective of leveraging the increased capital base.

The Company’s interest-earning assets (“IEA”) also consist of interest-earning deposits and short- to intermediate-term investment securities and mortgage-backed securities (“MBS”), the majority of which are currently classified as available for sale (“AFS”). The Company’s general balance sheet objective is to deploy funds primarily into loans and maintain moderate balances of cash and investments, given the higher yields on loans. At the same time, the Company has sought to leverage capital through wholesale leverage to enhance earnings and return on equity, particularly following the increase in capital following the minority stock issuance in 2004.

Retail deposits have consistently served as the primary interest-bearing funding source for the Company. In recent years, the Company has sought to expand checking and other transaction accounts in conjunction with the increased emphasis on marketing to commercial accounts. For the period from fiscal 2003 through 2004, transaction accounts including checking, savings and money market accounts comprised more than one-half of the deposit base. However, following the completion of minority stock issuance in 2004, the Company increased its targeted growth objectives and recent deposit growth has been comprised primarily of certificates of deposits (“CDs”), which increased from 45.1% of deposits as of December 31, 2004, to 66.3% of deposits as of December 31, 2006.

RP® Financial, LC.
Page 1.5

The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. FHLB advances constitute the Company’s principal source of borrowings; the majority of the Company’s borrowed funds have fixed rates and have been used to fund both leveraging through investment in securities and whole loans. Following the Second Step Conversion, the Company may use additional borrowings to facilitate leveraging of its higher capital position that will result from the stock offering, in which borrowings would be utilized to fund purchases of investment securities and MBS at a positive spread to improve earnings and return on equity. To the extent additional borrowings are utilized by the Company, FHLB advances would likely continue to be the principal source of such borrowings.

The Company’s earnings base is largely dependent upon net interest income and operating expense levels, as sources of non-interest operating income remain relatively limited, notwithstanding management’s efforts to increase their levels. The Company’s reported and core earnings were subject to downward pressure in fiscal 2003 and beginning of fiscal 2004 as the yield on assets repriced downward more rapidly than deposits and borrowings, as many higher rate loans repaid to take advantage of declining interest rates. Moreover, spread compression was exacerbated by loan portfolio shrinkage over this period as many longer term fixed rate portfolio refinanced during this timeframe and the funds were reinvested in wholesale investments and borrowings with comparatively modest spreads. Earnings increased in fiscal 2005 and 2006 as the Company benefited from loan growth funded through a mix of deposits and borrowed funds. Additionally, earnings increased as a result of the reinvestment benefit of the proceeds raised in the minority stock issuance net of the cost of the stock-related benefit plans.

The post-offering business plan of the Company is expected to continue to focus on products and services which have been the Company’s traditional emphasis. Specifically, the Company will continue to be an independent community-oriented financial institution with a commitment to local real estate and non-mortgage financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Company will emphasize pursuing further diversification into commercial real estate and construction loans, and the development of broad-based commercial loan and deposit relationships within market constraints.

RP® Financial, LC.
Page 1.6

The projected use of proceeds in the Second Step Conversion has been highlighted below.

•
The Company. The Company is expected to retain up to 50% of the Offering proceeds. At present, Company funds, net of the loan to the ESOP, are expected to be placed into an overnight deposit account in the Company. Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Company, repurchases of common stock, and the payment of regular and/or special cash dividends.

•
The Bank. The balance of the net offering proceeds will be infused into the Bank. The increase in the Bank’s capital will be less, as the amount to be borrowed by the ESOP to fund a 7.47% stock purchase will be accounted for as a contra-equity. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer term deployment, i.e., funding lending activities, purchasing MBS and for general corporate purposes.

On a pro forma basis, the Company and the Bank will maintain a very strong capital position. The Board has determined to pursue a strategy of controlled retail growth in its markets in suburban Philadelphia and may possibly undertake additional wholesale leveraging strategies with the objective of enhancing earnings per share. The Company also will continue to evaluate potential de novo branching opportunities and will consider purchasing branches and branch deposits and/or other financial institutions should such opportunities become available. Asset growth is expected to be funded through internal deposit growth, branching and borrowings. The Company may also consider various capital management strategies if appropriate to assist in the long-run objective of increasing return on equity.

RP® Financial, LC.
Page 1.7

Balance Sheet Trends

Growth Trends

Over the last 5 years, the Company has implemented a strategy of growth and expansion, realized both through internal growth at existing branches and de novo branching, as well as through wholesale leveraging. This strategy is evidenced in the summary balance sheet data set forth in Table 1.1, which shows that total assets increased 14.6% annually from $535.8 million at the end of fiscal 2002, to $925.2 million as of December 31, 2006. While loans reflect the greatest increase in dollar terms, investments increased at a faster rate on a percentage basis; investments and MBS together increased from $101.7 million to $229.0 million, or by 22.5% in aggregate on a compounded annual basis. The more rapid growth rate for investments is reflective of the highly competitive lending environment locally and the desire of management to leverage the Company’s strong capital position, particularly following the completion of the minority stock issuance in fiscal 2004.

The Company’s assets are funded through a combination of deposits, borrowings and retained earnings. Deposits have always comprised the majority of funding liabilities, increasing at an annual rate of 14.3% since 2002. Borrowings have also increased at a healthy pace reflecting certain asset-liability management strategies and wholesale leveraging opportunities. In the future, the Company expects to continue to utilize FHLB advances in several ways: (1) as an alternative source of liquidity to fund loan and other balance sheet growth; and (2) in connection with potential leveraging and/or interest rate risk management strategies, particularly if the yield curve steepens.

Annual equity growth equaled 22.6% since the end of fiscal 2002, with the expanded capital base primarily reflecting the impact of retained earnings over the period and the minority stock issuance completed in fiscal 2004. Since the end of fiscal 2004, capital has decreased from $123.1 million to $114.1 million which is attributable to dividend payments and stock repurchases exceeding retained earnings for the period. Coupled with moderate to strong balance sheet growth achieved over the period, the equity-to-assets ratio declined from 17.1% as of the end of fiscal 2004 to 12.3% as of December 31, 2006. The post-offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment of the offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases.

RP® Financial, LC.
Page 1.8

Table 1.1
Abington Community Bancorp, Inc.
Historical Balance Sheets
(Amount and Percent of Assets)

											Compounded
	As of the Fiscal Year Ended December 31,										Annual
	2002		2003		2004		2005		2006		Growth Rate
	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$535,797	100.00%	$604,439	100.00%	$717,978	100.00%	$844,072	100.00%	$925,186	100.00%	14.63%
Cash and cash equivalents	51,702	9.65%	19,696	3.26%	33,296	4.64%	27,714	3.28%	44,565	4.82%	-3.65%
Investment securities - HTM	50,351	9.40%	89,023	14.73%	10,220	1.42%	20,396	2.42%	20,393	2.20%	-20.22%
Investment securities - AFS	0	0.00%	0	0.00%	86,614	12.06%	89,890	10.65%	74,489	8.05%	N.M
Mortgage-backed securities - HTM	10,060	1.88%	43,009	7.12%	81,704	11.38%	67,411	7.99%	56,144	6.07%	53.70%
Mortgage-backed securities - AFS	41,251	7.70%	78,213	12.94%	83,028	11.56%	79,943	9.47%	78,023	8.43%	17.27%
Loans receivable (net)	371,024	69.25%	364,620	60.32%	412,656	57.47%	529,487	62.73%	605,063	65.40%	13.01%
Deposits	344,336	64.27%	362,666	60.00%	405,290	56.45%	501,183	59.38%	587,002	63.45%	14.27%
FHLB advances	122,761	22.91%	173,732	28.74%	170,666	23.77%	201,445	23.87%	196,293	21.22%	12.45%
Other borrowings	11,937	2.23%	8,681	1.44%	12,866	1.79%	16,114	1.91%	17,781	1.92%	10.48%
Equity	50,591	9.44%	53,234	8.81%	123,055	17.14%	117,231	13.89%	114,102	12.33%	22.55%
Loans/Deposits		107.75%		100.54%		101.82%		105.65%		103.08%
Banking Offices		9		12		12		12		15 (1)

(1) Includes an office opened in January 2007.

Source: Abington Community Bancorp’s prospectus.

RP® Financial, LC.
Page 1.9

Loans Receivable

Loans receivable totaled $605.1 million, or 65.4% of total assets, as of December 31, 2006; loan growth was limited in the fiscal 2002 to 2004 period, primarily as a result of the low interest rate environment which accelerated loan prepayments and as the Company was unwilling to invest in longer term fixed rate loans with yields hovering near historic lows. Following the completion of the minority stock issuance at the end of fiscal 2004, the growth rate of the loan portfolio increased. Specifically, the loan portfolio increased at a 21.1% compounded annual rate over the last two fiscal years and the proportion of loans to total assets has increased from 57.5% at the end of fiscal 2004, to 65.4% at the end of fiscal 2006. Currently, permanent 1-4 family mortgage loans comprise the largest segment of the loan portfolio, equal to 57.0% of total loans. The residential mortgage loan portfolio consists primarily of fixed rate mortgage loans which comprise the substantial majority of residential mortgage loans originated in the Company’s market. In this regard, the Company is a portfolio lender and typically retains the longer term fixed rate loans it originates; secondary market loan sales by the Company have been limited.

The majority of the Company’s 1-4 family residential mortgage loans conform to standards set by either Freddie Mac or Fannie Mae. Most non-conforming residential loans are non-conforming as to the loan amount (i.e., jumbo loans), while otherwise meeting the agency credit criteria. In addition to permanent first-lien residential mortgage loans, the majority of the Company’s construction loan portfolio as well as the home equity loan portfolio are secured by residential properties.

Notwithstanding the reorientation of the Company’s operations to a more “community bank like” operating strategy, mortgage loans (including loans secured by 1-4 family properties, multi-family and commercial mortgages and properties under construction) continue to comprise 97.6% of total loans. Commercial and industrial loans (“C&I loans”) currently approximate 1.8% of total loans while consumer loans (excluding home equity loans) total less than 1.0% of total loans.

RP® Financial, LC.
Page 1.10

Cash, Investments and Mortgage-Backed Securities

The intent of the Company’s investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit and interest rate risk objectives. The ratio of cash and investments to assets increased from the end of fiscal 2002 through the end of fiscal 2003 as funds were redeployed from the loan portfolio, which experienced very strong prepayment rates in excess of the level of new loan originations. Subsequently, the balance of investments has been subject to increase in conjunction with the Company’s growth and expansion strategy, as ACBI has sought to leverage its equity on a wholesale basis.

As of December 31, 2006, the Company’s portfolio of cash and cash equivalents totaled $44.6 million, equal to 4.8% of assets. Investment securities (including MBS) available for sale (“AFS”) totaled $152.5 million, equal to 16.5% of assets while investment securities held-to-maturity (“HTM”) were comparatively modest totaling 8.3% of assets (see Exhibit I-3 for the investment portfolio composition). The largest portion of mortgage-backed securities (“MBS”) are classified as AFS while the balance of MBS are classified as held-to-maturity (“HTM”). The Company generally classifies its investments and MBS as AFS at the time of purchase, unless it has specifically match funded the asset with FHLB borrowings with a relatively comparable duration.

MBS comprise the largest segment of the investment portfolio, totaling $134.2, or 14.5% of assets, as of December 31, 2006. Approximately 58.2% of the MBS portfolio was classified as AFS, and MBS primarily consist of pass-through agency securities and collateralized mortgage obligations (“CMOs”).

As of December 31, 2006, the Company’s investments portfolio totaled $94.9 million, or 10.3% of total assets, and was primarily comprised of U.S. Government and agency securities ($71.5 million), municipal securities ($20.4 million), and small balances of miscellaneous other investments such as municipal securities, interest-earning deposits and mutual fund investments.

No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term. The level of cash and investments is anticipated to increase initially following Offering, pending gradual redeployment into higher yielding loans.

RP® Financial, LC.
Page 1.11

Bank Owned Life Insurance

As of December 31, 2006, the balance of bank owned life insurance (“BOLI”) totaled $16.2 million reflecting the purchase of the policies in fiscal 2005 and modest growth in the BOLI balance thereafter owing to increases in the cash surrender value of the policies. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Company’s management and has been purchased with the intent to offset various benefit program expenses on a tax advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to non-interest income on an annual basis.

Funding Structure

Retail deposits have consistently been the substantial portion of balance sheet funding. Since fiscal year-end 2002, deposits have grown at a 14.3% compounded annual rate, with a significant portion of the growth being realized over the last two fiscal years. The Company has been seeking to build the balance of transaction accounts in its efforts to transition operations to a “community bank” structure and has achieved some success in this regard. However, the Company’s need for funds has outstripped the ability to generate new transaction accounts requiring it to primarily rely on CDs to fund most growth since the end of fiscal 2004. As a result, the proportion of CDs to total deposits has increased from 45.1% at fiscal year end 2004, to 66.3% as of December 31, 2006, as checking and savings accounts have recently diminished in proportion to total deposits.

The Company has continually utilized borrowed funds over the last five fiscal years, with the majority of borrowings consisting of FHLB advances. As of December 31, 2006, FHLB advances totaled $196.3 million, representing 21.2% of total assets. The Company typically utilizes borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required. Recent growth in borrowings was primarily due to efforts to increase earnings through wholesale leveraging.

RP® Financial, LC.
Page 1.12

The other source of borrowings consists of retail repurchase agreements which totaled $17.8 million, equal to 1.9% of total assets as of December 31, 2006. Such borrowings largely reflect the overnight deposit funds of commercial customers; retail repurchase agreements are essentially a commercial sweep account which provides a mechanism for commercial customers to earn interest on short term funds which would otherwise be invested in a non-interest bearing checking account.

Capital

As a mutual institution, the Company’s equity was primarily impacted by the level of earnings for the period from fiscal 2002 through the end of fiscal 2004. With the completion of the minority stock issuance in December 2004, ACBI’s capital was more than doubled and equaled $123.1 million, or 17.14% of assets as of December 31, 2004. Earnings since year end 2004 have been more than offset by the impact of the Company’s capital management strategies, including the payment of dividends and share repurchases. As a result, the Company’s equity had diminished to $114.1 million as of the fiscal 2006 year end, reflecting a 3.7% compounded annual rate of decline. Moreover, the capital ratio has diminished at an even faster pace reflecting the impact of asset growth, as the equity-to-assets ratio which equaled 17.14% as of December 31, 2004, had declined to 12.33% as of December 31, 2006. The Bank maintained capital surpluses relative to its regulatory capital requirements at December 31, 2006, and thus qualified as a “well capitalized” institution. The offering proceeds will serve to further strengthen the Company’s regulatory capital position and support further growth. As discussed previously, the post-offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment of the offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the fiscal years ended December 31, 2002 to 2006. The Company’s net earnings fluctuated in a narrow range from fiscal 2002 to fiscal 2004, ranging from $4.1 million to $4.6 million with the limited earnings growth resulted from the earnings benefit of comparatively modest loan and asset growth being offset by spread compression as loan yields declined at a faster pace than funding costs as many portfolio loans refinanced in response to the low interest rates prevailing over the period.

RP® Financial, LC.
Page 1.13

Table 1.2
Abington Community Bancorp, Inc.
Historical Income Statements

	As of the Fiscal Year Ended December 31,
	2002		2003		2004		2005		2006
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest Income	$31,797	6.25%	$29,997	5.13%	$30,849	4.74%	$40,011	5.02%	$49,818	5.64%
Interest Expense	(14,583)	-2.87%	(13,898)	-2.38%	(14,209)	-2.18%	(18,999)	-2.38%	(27,268)	-3.09%
Net Interest Income	$17,214	3.38%	$16,099	2.76%	$16,640	2.56%	$21,012	2.63%	$22,550	2.55%
Provision for Loan Losses	(500)	-0.10%	(375)	-0.06%	(45)	-0.01%	(25)	0.00%	(186)	-0.02%
Net Interest Income after Provisions	$16,714	3.28%	$15,724	2.69%	$16,595	2.55%	$20,987	2.63%	$22,365	2.53%

Other Operating Income	1,595	0.31%	2,076	0.36%	2,384	0.37%	2,772	0.35%	2,876	0.33%
Operating Expense	(10,611)	-2.08%	(11,472)	-1.96%	(12,015)	-1.85%	(14,975)	-1.88%	(15,746)	-1.78%
Net Operating Income	$7,698	1.51%	$6,328	1.08%	$6,963	1.07%	$8,783	1.10%	$9,494	1.07%

Net Gain(Loss) on Derivative Instruments	$(966)	-0.19%	$(407)	-0.07%	$(141)	-0.02%	$98	0.01%	0	0.00%
Net Gain(Loss) on Sale of Property	—	0.00%	146	0.02%	—	0.00%	—	0.00%	0	0.00%
Net Gain(Loss) on Sale of Investments	23	0.00%	—	0.00%	—	0.00%	—	0.00%	(1)	0.00%
Impairment Charge on Investments	—	0.00%	—	0.00%	—	0.00%	(73)	-0.01%	0	0.00%
Net Gain(Loss) on Sale of Loans	89	0.02%	44	0.01%	—	0.00%	—	0.00%	0	0.00%
Total Non-Operating Income/(Expense)	$(854)	-0.17%	$(217)	-0.04%	$(141)	-0.02%	$26	0.00%	$(1)	0.00%

Net Income Before Tax	$6,844	1.34%	$6,111	1.05%	$6,823	1.05%	$8,809	1.10%	$9,494	1.07%
Income Taxes	(2,467)	-0.48%	(2,021)	-0.35%	(2,267)	-0.35%	(2,507)	-0.31%	(2,692)	-0.30%
Net Income (Loss) Before Extraord. Items	$4,377	0.86%	$4,090	0.70%	$4,555	0.70%	$6,302	0.79%	$6,802	0.77%

Estimated Core Net Income
Net Income	$4,377	0.86%	$4,090	0.70%	$4,555	0.70%	$6,302	0.79%	$6,802	0.77%
Addback(Deduct): Non-Recurring (Inc)/Exp	854	0.17%	217	0.04%	141	0.02%	(26)	0.00%	1	0.00%
Tax Effect (2)	(290)	-0.06%	(74)	-0.01%	(48)	-0.01%	9	0.00%	(0)	0.00%
Estimated Core Net Income	$4,940	0.97%	$4,233	0.72%	$4,648	0.71%	$6,285	0.79%	$6,802	0.77%

Memo:
Expense Coverage Ratio (3)	162.23%		140.33%		138.49%		140.31%		143.21%
Efficiency Ratio (4)	56.41%		63.12%		63.16%		62.96%		61.93%
Effective Tax Rate	36.05%		33.07%		33.23%		28.46%		28.36%

(1)	Ratios are a percent of average assets.

(2)	Reflects tax effect at a 34% rate.

(3)	Net interest income divided by operating expenses.

(4)	Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).

Source: Abington Community Bancorp’s prospectus.

RP® Financial, LC.
Page 1.14

The Company reported higher earnings in fiscal 2005 and 2006, with profitability increasing to $6.3 million (0.79% of average assets) and $6.8 million (0.77% of average assets), respectively. Increased earnings reported by the Company is both the result of the reinvestment benefit of the proceeds raised in the minority stock issuance net of the cost of the stock-related benefit plans and balance sheet growth achieved over the last two fiscal years since the ACBI completed its minority stock issuance. Specifically, the Company benefited from growth on both a retail basis (i.e., loans and deposits) and wholesale basis (i.e., investment securities and borrowed funds). Core earnings followed the same trend as non-recurring income and expenses have typically been a limited factor in the Company’s operations. These trends are described more fully below.

Net Interest Income

Net interest income diminished from fiscal 2002 to 2004 reflecting the impact of spread compression coupled with the impact of limited loan and overall balance sheet growth. Conversely, net interest income increased over the last two fiscal years reflecting the reinvestment of proceeds from the minority stock issuance and the impact of balance sheet growth. Specifically, net interest income decreased from a level of $17.2 million reported in fiscal 2002, to $16.1 million in fiscal 2003 while rebounding modestly in fiscal 2004 to equal $16.6 million. Over the same period, the ratio of net interest income to average assets declined steadily, from 3.38% of average assets in fiscal 2002 to 2.56% of average assets in fiscal 2004. The decline in net interest income in the fiscal 2002 to 2004 period, both as measured on a dollar basis and as a percentage of average assets, reflected the decline in the loans-to-assets ratio, due to high loan prepayments rates prevailing over the period and the resulting increase in lower-yielding securities as the Company sought to continue to leverage its capital. Importantly, since the Company is a portfolio lender, management was reluctant to compete aggressively in the historically low interest rate environment that prevailed in the fiscal 2003 and 2004 periods.

Net interest income increased from $16.6 million (2.56% of average assets) in fiscal 2004 to $21.0 million in fiscal 2005 owing to several factors previously discussed; the reinvestment benefit of the proceeds raised in the minority stock issuance net of the cost of the stock-related benefit plans as well as loan and overall balance sheet growth realized over the period following the minority stock issuance. Net interest income continued to increase modestly in fiscal 2006, to equal $22.6, or 2.55% of average assets, primarily reflecting the impact of ongoing balance sheet growth (i.e., growth of interest-earning assets and interest-bearing liabilities). Importantly, growth in net interest income achieved in fiscal 2005 and 2006 has occurred notwithstanding ongoing spread compression as described below.

RP® Financial, LC.
Page 1.15

Data pertaining to the Company’s interest rate spreads are set forth in Exhibit I-4 and show that its spreads have declined modestly over the last three fiscal years. Specifically, the Company’s interest rate spread decreased from 2.30% in fiscal 2004, to 2.27% in fiscal 2005 and to 2.13% in fiscal 2006. The diminished yield-cost spreads are the result of several factors including the flattening yield curve experienced over the last several fiscal years as the Federal Reserve Open Market Committee has increased the targeted Federal Funds rate 17 times in 25 basis point increments while longer term interest rates have increased at a much more modest pace. Additionally, the increased reliance on CDs to fund operations and the highly competitive loan market, particularly strong competition for the high credit quality relationships which ACBI seeks to build have also been factors in the spread compression, increasing the cost of funds and limiting the Company’s yields, respectively. The initial reinvestment of the offering proceeds should increase net interest income as the funds are reinvested with longer-term earnings benefits realized through leveraging of the proceeds.

Loan Loss Provisions

Provisions for loan losses have typically been limited reflecting the Company’s relatively strong asset quality historically and the secured nature of the loan portfolio; the majority of the loan portfolio is secured by real estate collateral in the Company’s local market area, which represents a relatively strong real estate market. Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances (“GVAs”) on a regular basis, and establish additional loan loss provisions in accordance with the Company’s asset classification and loss reserve policies.

RP® Financial, LC.
Page 1.16

For the 12 months ended December 31, 2006, loan loss provisions totaled $186,000, or 0.02% of average assets, which is relatively comparable to the modest level reported for the prior two fiscal years. The level of loan loss provisions reflects relatively strong asset quality and an absence of material chargeoffs, whereas chargeoffs totaled $298,000 and $760,000 in fiscal 2002 and fiscal 2003, respectively.

Non-Interest Income

The contribution from non-interest income (before net gains) has increased over the last five fiscal years, from $1.6 million, equal to 0.31% of average assets in fiscal 2002, to $2.9 million, equal to 0.33% of average assets for fiscal 2006. The Company’s non-interest income is generated from several sources, including the investment in BOLI, and from the core deposit base, in the form of various fees and charges on deposit accounts and transactions. A smaller portion of this income is obtained from other financial services including debit card interchange income and safe deposit box rentals.

Notwithstanding the recent growth in non-interest income, the ratio of non-interest income to average assets remains low in comparison to industry averages due in part to competitive conditions prevailing locally. Moreover, a portion of the growth in non-interest fee income which has been realized over the last several years has been attributable to income on BOLI, which equaled $0.7 million in fiscal 2006. Management will seek to increase the level of non-interest fee income by continuing to expand fee generating commercial loan and deposit relationships; however, growth in the level of non-interest operating income is expected to be gradual.

Operating Expenses

The Company’s operating expenses have increased in recent years due to asset growth, emphasis in commercial lending, and de novo branching. In particular, cost increases have been associated with expanded commercial lending activities and the need to maintain compensation levels in line with the market in a highly competitive banking environment. Similarly, increasing benefit costs including the expense of the stock-based benefit plans and such benefits as medical insurance premiums have also been a factor in increasing compensation costs. Reflecting the foregoing, operating expenses have increased from $10.6 million, or 2.08% of average assets in fiscal 2002, to $15.7 million, or 1.78% of average assets, for the fiscal year ended December 31, 2006. Importantly, we note the reduction in the operating expense ratio attributable to asset growth exceeding the rate of growth of operating expense has favorably impacted ACBI’s efficiency ratio as noted in a following discussion.

RP® Financial, LC.
Page 1.17

Operating expenses are expected to increase on a post-offering basis as a result of the expense of the stock-related benefit plans, as well as to the planned branching and growth initiatives which are currently underway. At the same time, continued balance sheet growth and reinvestment of the offering proceeds should largely offset the anticipated expense increase.

Non-Operating Income/Expense

The primary component of non-operating income and expense over the past five fiscal years has been gains and losses on the mark-to-market derivative investments, with the most significant costs realized in fiscal 2002 and 2003. Subsequently, such gains and losses have diminished as the futures contracts have expired and none were recorded in fiscal 2006. Non-operating income and expenses have had a limited impact on earnings over the last two fiscal years and were at negligible levels in fiscal 2006.

Taxes

The Company’s average tax rate has been trending downward since the end of fiscal 2002, from 36.05% to a 28.36% rate reported in fiscal 2006. During fiscal 1996, the Company formed a subsidiary known as ASB Investment Company (“ASB”), which holds the majority of investment securities. Investment income generated by this special purpose investment subsidiary is not included in the Company’s Pennsylvania taxable income. Accordingly, the Company believes that it has largely eliminated its future state tax liability through this tax planning strategy and estimates that its current effective tax rate is 34%, solely reflecting federal corporate taxation. The reduction in the Company’s average tax rate over the last five fiscal years has primarily been the result of increased investment in tax-exempt municipal securities and the increase in BOLI income, which is also tax exempt.

RP® Financial, LC.
Page 1.18

Efficiency Ratio

The Company’s efficiency ratio has improved modestly since fiscal 2004 largely due to (1) the decrease in the operating expense ratio as the Company achieved asset growth in excess of the rate of growth of its operating costs (2) net interest income increased primarily as a result of reinvestment of the net offering proceeds from the minority stock issuance and as a result of subsequent leveraging which negated the impact of spread compression realized over the corresponding time frame. Specifically, the efficiency ratio decreased from 63.2% in fiscal 2004 to 61.9% in fiscal 2006. On a post-Offering basis, the efficiency ratio may show some improvement from the benefit of reinvesting the proceeds from the Offering. However, a portion of the benefit may be offset by the increased expense of the stock benefit plans.

Interest Rate Risk Management

The primary aspects of the Company’s interest rate risk management include:

•	Diversifying portfolio loans into other types of shorter-term or adjustable rate lending, including commercial and construction lending;

•	Maintaining an investment portfolio, comprised of high quality, liquid securities and maintaining an ample balance of securities classified as available for sale;

•	Promoting transaction accounts and, when appropriate, longer term CDs;

•	Utilizing longer-term borrowing when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities;

•	Maintaining a strong capital level;

•	Increasing non-interest income;

•	Limiting investment in fixed assets and other non-earnings assets; and

•	Potentially selling a portion of the fixed rate mortgage loans originated based on risk and profitability considerations.

The rate shock analysis as of December 31, 2006 (see Exhibit I-5) as prepared by the Company, reflects that the net portfolio value (“NPV”) declines by $23.2 million (18.5%) pursuant to a positive 200 basis point instantaneous and permanent rate shock, and diminishes by $18.8 million pursuant to a 200 basis point instantaneous and permanent reduction in interest rates. In addition to modeling the NPV ratio, the Company also projects the potential changes to its net interest income (“NII”) for a 12 and 24 month period under rising and falling interest rate scenarios. Pursuant to a positive 200 basis point instantaneous and permanent rate shock, the Company’s net interest income is projected to decrease by 6.6% over a one year time frame relative to the static case (i.e., no change in interest rates) while decreasing by 20.1% pursuant to a negative 200 basis point instantaneous and permanent rate shock. The foregoing projections reflect a negative impact to NPV and net interest income if rates move up or down.

RP® Financial, LC.
Page 1.19

Overall, the projected impact to the Company’s NPV suggests changes in interest rates in either direction (up or down) would adversely impact the Company’s net portfolio value and net interest income. Empirical data for the last several years with respect to the Company’s interest rate risk exposure is difficult to interpret as short term rates have risen significantly while longer term rates have increased only moderately which has served to compress the Company’s yield-cost spread. Moreover, there are numerous limitations inherent in such analyses such as the credit risk of Company’s loans pursuant to changing interest rates. Additionally, such analyses do not measure the impact of changing spread relationships as interest rates among various asset and liability accounts rarely move in tandem (i.e., such has been the case of the last several years as noted in the above analysis).

Lending Activities and Strategy

Historically, the Company’s primary emphasis was the origination of 1-4 family residential mortgages. More recently, the Company shifted its focus to higher yielding lending, including: commercial real estate loans; multi-family real estate loans; home equity loans; and construction loans. The Company’s current lending strategy has been developed to take advantage of: (1) the Company’s historical strengths in the areas of permanent and construction residential mortgage lending; and (2) the relatively favorable long-term business and economic environments prevailing in the Company’s markets for small business lending.

The Company’s lending operations consists of two principal segments as follows: (1) residential mortgage lending; and (2) commercial and construction in conjunction with the intensified efforts to become a full-service community Company. Details regarding the Company’s loan portfolio composition and characteristics are included in Exhibits I-6, I-7 and I-8. As of December 31, 2006, permanent first mortgage loans secured by residential properties totaled $375.7 million, equal to 57.6% of total loans, while construction loans, primarily secured by residential properties under construction and residential land development, represented another 20.7%. Commercial real estate and multi-family together approximated 14.2% of total loans, while home equity loans equaled 5.2% of loans. Non-mortgage lending remains modest overall and equals 2.4% of total loans.

RP® Financial, LC.
Page 1.20

Residential Lending

As of December 31, 2006, residential mortgage loans equaled $375.7 million, or 57.6% of total loans; adjustable rate residential mortgage loans approximated $4.7 million as of December 31, 2006. The Company originates both fixed rate and adjustable rate 1-4 family loans. However, owing to market demand, fixed rate loans comprise the bulk of the Company’s loan originations.

The Company originates 1-4 family loans up to a loan-to-value (“LTV”) ratio of 95%, with private mortgage insurance (“PMI”) being required for loans in excess of a 80% LTV ratio. The substantial portion of 1-4 family mortgage loans have been originated by the Company and are secured by residences in the local market.

As a complement to the 1-4 family permanent mortgage lending activities, the Company also offers home equity loans including fixed rate amortizing term loans (“HELs”) as well as variable rate lines of credit (“HELOCs”). Such loans typically have shorter maturities and higher interest rates than traditional 1-4 family lending. HELOCs approximated $34.0 million as of December 31, 2006, while home equity loans totaled approximately $38.1 million (this figure is included in the 1-4 family mortgage loan balance). When combined with the first mortgage loan, the Company will make home equity loans up to 90% LTV.

Multi-Family and Commercial Mortgage Lending

Multi-family and commercial mortgage lending has been an area of portfolio diversification for the Company. Such loans are typically secured by properties in southeastern Pennsylvania and are generally originated by the Company but may include participation interests purchased from other local lenders. As of December 31, 2006, multi-family and commercial mortgage loans equaled $92.4 million (14.2% of loans). All such loans originated by the Company are secured by properties in Pennsylvania or in nearby suburban New Jersey, with the majority located in southeastern Pennsylvania.

RP® Financial, LC.
Page 1.21

Multi-family and commercial mortgage loans are typically offered with fixed rates of interest for the first 5 years of the loan, which are then subject to call provision or rate adjustment. Such loans typically possess terms ranging from 1 to 5 years, with amortization periods of 5 to 30 years, and loan-to-value ratios of up to 80%, and target a debt-coverage ratio of at least 1.2 times.

The typical commercial or multi-family loans that the Company will be seeking to make will have a principal balance in the range of $50,000 to $3 million, but may be larger, particularly if the loan is well-collateralized or extended to a very credit-worthy borrower. Multi-family and commercial real estate loans are secured by office buildings, retail and industrial use buildings, apartments and other structures such as strip shopping centers, retail shops and various other properties. Most income producing property loans originated by the Company are for the purpose of financing existing structures rather than new construction. Such loans will be typically be collateralized by local properties.

Construction Loans

Construction lending has expanded over the last five fiscal years reflecting the Company’s portfolio diversification efforts. The Company originates in-market residential and commercial construction loans to shorten the average duration of assets, and support asset yields. The Company generally limits such loans to known builders and developers with established relationships with the Company. The majority of the Company’s construction lending is in the Delaware Valley. Construction loans generally have variable rates of interest, terms of up to 3 years (but most typically 12 months) and LTV ratios up to 80%.

Non-Mortgage Lending

The Company’s efforts to increase commercial lending have primarily centered around the development of real estate secured relationships, as non-mortgage commercial and industrial loans remains limited. As of December 31, 2006, commercial business loans totaled $11.4 million, equal to 1.8% of total loans. The Company offers commercial loans to sole proprietorships, professional partnerships and various other small businesses. The types of commercial loans offered include lines of credit and business term loans. Most line of credit and business term loans are secured by real estate and other assets such as inventory or accounts receivable.

RP® Financial, LC.
Page 1.22

Consumer loans are generally offered to provide a full line of loan products to customers and typically include student loans, loans on deposits, auto loans, and unsecured personal loans. As of December 31, 2006, consumer loans totaled $4.4 million, equal to 0.7% of total loans.

Loan Originations, Purchases and Sales

Exhibit I-9, which shows the Company’s loan originations/purchases, repayments and sales over the past three fiscal years, highlights the Company’s recent emphasis on commercial mortgage, construction and home equity lending. In this regard, loan originations and purchases excluding 1-4 permanent residential mortgage loans (but including home equity loans) have ranged from $110.0 million in fiscal 2006 to $183.3 million in fiscal 2005. Multi-family and commercial mortgage and construction loan originations and purchases have ranged from $80.0 million in fiscal 2006 to $151.2 million in the previous fiscal year.

Overall loan originations and purchases have fluctuated based primarily on market factors including the interest rate environment. For the fiscal 2004, 2005 and 2006 periods, total loan originations and purchases equaled $181.2 million, $283.6 million and $202.0 million, respectively. As a portfolio lender, loan sales have been limited, and have primarily consisted of the sale of participation interests in commercial mortgage loans in recent periods.

Asset Quality

The Company’s asset quality has historically been strong and the level of non-performing assets (“NPAs”) is low currently. As reflected in Exhibit I-10, the NPA balance as of December 31, 2006, was $2.6 million, equal to 0.28% of assets, consisting of non-accruing loans ($2.3 million) and accruing loans 90 days or more past due ($210,000). As of December 31, 2006, NPAs primarily consisted of five loans to a single borrower entity with a balance of $2.3 million. The borrower is currently in bankruptcy, but the Company is working with the borrower to resolve the delinquency and the Company believes the loans are well collateralized. The ratio of allowances to total loans equaled 0.25% while reserve coverage in relation to NPAs equaled 62.69% as of December 31, 2006 (see Exhibit I-11).

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Page 1.23

To track the Company’s asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed monthly by senior management and the Board. Additionally, the Company has retained an independent loan review firm to perform a review of newly originated residential mortgage and consumer loans as well as annual review of commercial, multi-family and construction loans. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. Such reviews are conducted by management on at least a quarterly basis.

Funding Composition and Strategy

Deposits have consistently been the Company’s primary source of funds. As of December 31, 2006, deposits totaled $587.0 million, which reflects 14.3% compounded annual growth since the end of fiscal 2002. As discussed previously, deposit growth was comparatively modest from fiscal 2002 through the end of fiscal 2003, in view of the limited need for funds based on the limited growth in the loan portfolio experienced over the period. Deposit growth increased in fiscal 2004 and has continued to be strong in subsequent periods facilitated by the opening of both full service as well as limited service offices reflecting management’s intent to build the Company’s franchise and leverage capital, particularly following the completion of the minority stock issuance.

Lower costing savings and transaction accounts totaling $198.0 million comprised approximately 33.7% of the Company’s deposits at December 31, 2006 (see Exhibit I-12). The proportion of savings and transaction accounts to total deposits reflects a modest reduction since the end of fiscal 2004. In this regard, management has relied on CDs to fund a significant portion of the asset growth achieved over the last several years; CDs have increased from $182.8 million as of December 31, 2004, to $389.0 million as of December 31, 2006. The majority of CDs (67.0%) have remaining maturities of one year or less and as of December 31, 2006.

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Page 1.24

As of December 31, 2006, borrowed funds totaled $214.1 million, consisting primarily of FHLB advances and modest balances of retail repurchase agreements, which is a vehicle which essentially enables the Company to offer interest on the overnight deposits of its commercial customers. The level of borrowings reflects a growth trend since fiscal 2002 as the Company has sought to leverage the capital, utilizing such funds to supplement growth in retail deposit balances. In the future, the Company may utilize FHLB advances more heavily in several ways as follows: (1) as an alternative source of liquidity to fund loan and other balance sheet growth; and (2) in connection with potential leveraging and/or interest rate risk management strategies, particularly if the yield curve should become positively sloped.

Subsidiary

The Bank has two wholly-owned subsidiariers. ASB, which was formed in 1996, for the purpose of retaining a portion of the Company’s investment securities with the objective of minimizing the state tax liability. The Bank’s other wholly-owned subsidiary is Keswick Services II, which is currently inactive. The Bank is the only wholly-owned subsidiary of the Company.

Legal Proceedings

Other than the routine legal proceedings that occur in the Company’s ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on the Company’s financial condition or operations.

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Page 2.1

II. MARKET AREA

Introduction

Chartered in 1867 and operating continuously since that time in Montgomery County, Pennsylvania, the Company currently conducts operations out of its main office in Jenkintown, Pennsylvania, and a total of ten branch offices in Montgomery County, three branch offices in Bucks County, Pennsylvania and one newly-established office in adjacent Delaware County, Pennsylvania. The Company’s main office is located approximately 8 miles north of center city Philadelphia. The three counties where the Company operates branches are included in the Philadelphia Metropolitan Statistical Area (“MSA”); the MSA also encompasses two additional nearby counties in Pennsylvania, four counties in New Jersey, and one county in both Delaware and Maryland.

The Philadelphia MSA is the nation’s fourth largest metropolitan region in terms of total population. Based on 2005 census data, the MSA population was estimated at 5.8 million. The three counties served by the Company’s branches had a total population of approximately 2.0 million. The Philadelphia area economy is typical of most large Northeast and Midwest cities where the traditional manufacturing-based economy has diminished somewhat in favor of service sector growth. The service employment growth has enhanced the MSA’s economic diversity, and regional employment today is derived from a variety of employment sectors.

Montgomery, Bucks, and Delaware Counties are bedroom communities for commuters to nearby Philadelphia, although suburban employment has continued to grow as many businesses have found nearby locations to be attractive given the proximity to highly educated and affluent residents. The economy of the Company’s market has become increasingly diverse as the Philadelphia metropolitan area has grown based on several factors including: (1) the location in the heart of the Boston-to-Richmond megalopolis, coupled with its convenience to the Philadelphia core city area; (2) the presence of a highly educated workforce which is supported by a high quality public education system and presence of a variety of colleges and universities locally; and (3) diversity of the local economy as traditional employers in the manufacturing and financial services industry have been bolstered by growth in the life sciences and healthcare industries as well as the information technology and communication sectors.

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The Philadelphia MSA today is a major center for financial services, and ACBI competes with a number of very large financial institutions that are either headquartered or maintain office networks in southeastern Pennsylvania. Some of the larger commercial banks operating in the MSA include Wachovia, PNC Bank Corp and Citizens Bank. ACBI also competes with a number of large savings institutions that maintain branches in or are headquartered in southeastern Pennsylvania, including Sovereign Bank and Willow Financial Bank. Overall, the magnitude of the competition that ACBI faces is apparent with more than 750 financial institution branches in Montgomery, Bucks, and Delaware Counties (excluding credit unions). These numbers do not include competition from mortgage banking companies, investment houses, mutual funds and many other financial services providers.

In October of 2006, the Company opened its first branch in Delaware County and a branch in Montgomery County in January 2007. The Company intends to continue expanding its regional branch office network with the opening of branches in Montgomery County and Bucks County by mid 2007. Moreover, the Company will continue to consider growth through the acquisition of branches or whole institutions if such opportunities should arise. A map showing the Company’s office coverage is set forth below and details regarding the Company’s offices and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

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Table 2.1
Abington Community Bancorp, Inc.
Map of Branch Locations

Future growth opportunities for ACBI depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Company and the relative economic health of ACBI’s market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Company and will be factored into our valuation analysis accordingly.

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Page 2.4

Market Area Demographics

Growth trends for Montgomery and Bucks Counties were moderate, exceeding the average for the state and the metropolitan area but falling slightly below the national average (see Table 2.2). Delaware County fell slightly below state, metropolitan area, and national averages. Overall, Montgomery, Bucks and Delaware Counties appear to provide relatively attractive growth potential for the Company as the three counties: (1) demonstrate relatively strong population and household growth trends; and (2) exhibit above average wealth in terms of income levels and median home value. Importantly, the generally favorable characteristics exhibited by ACBI’s markets have also been perceived by other financial institutions which has intensified the level of competition as well.

The size and scope of the Montgomery, Bucks, and Delaware County markets is evidenced by the demographic data in Table 2.2 which shows that as of 2006, the total population of Montgomery, Bucks, and Delaware Counties was 781,000, 635,000, and 557,000, respectively, resulting in an aggregate population base of 2.0 million for the primary market area overall. As referenced above, population growth has been in the range of 0.2% to 1.0% annually over the last several years reflecting the attractiveness of the area as an area to live and work. Growth in households for the three counties has paralleled trends with respect to population for 2006.

Median household income levels in the markets served by the Company ($77,383 for Montgomery County, $76,234 for Bucks County, and $63,220 for Delaware County as of 2006) are highly favorable in comparison to both the state and national averages ($50,132 and $51,546 respectively). Likewise, per capita income levels as of 2006 equaled $40,652, $36,137 and $32,770 for Montgomery, Bucks, and Delaware Counties, respectively, which are also well above the state and national aggregates. Household income distribution patterns provide empirical support for earlier statements regarding the affluent nature of the Company’s market as approximately 27% to 35% of all households had income levels in excess of $100,000 annually in 2006. The relatively high levels of personal income and expected income growth are evidence of the strong fundamentals of the local economy.

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Table 2.2
Abington Community Bancorp, Inc.
Summary Demographic Data

	Year			Growth Rate
	2000	2006	2011	2000-2006	2006-2011
Population (000)
United States	281,422	303,582	323,786	1.3%	1.3%
Pennsylvania	12,281	12,590	12,833	0.4%	0.4%
Philadelphia MSA	5,687	5,894	6,068	0.6%	0.6%
Bucks County	598	635	661	1.0%	0.8%
Montgomery County	750	781	805	0.7%	0.6%
Delaware County	551	557	558	0.2%	0.0%

Households (000)
United States	105,480	114,050	121,863	1.3%	1.3%
Pennsylvania	4,777	4,937	5,057	0.6%	0.5%
Philadelphia MSA	2,134	2,221	2,294	0.7%	0.7%
Bucks County	219	232	242	1.0%	0.9%
Montgomery County	286	301	311	0.8%	0.7%
Delaware County	206	211	212	0.4%	0.1%

Median Household Income ($)
United States	$42,164	$51,546	$60,704	3.4%	3.3%
Pennsylvania	40,108	50,132	60,151	3.8%	3.7%
Philadelphia MSA	48,201	60,753	73,304	3.9%	3.8%
Bucks County	59,726	76,234	94,447	4.2%	4.4%
Montgomery County	60,868	77,383	95,844	4.1%	4.4%
Delaware County	50,104	63,220	76,297	4.0%	3.8%

Per Capita Income ($)
United States	$21,587	$27,084	$32,982	3.9%	4.0%
Pennsylvania	20,880	26,797	33,188	4.2%	4.4%
Philadelphia MSA	23,972	31,125	38,915	4.4%	4.6%
Bucks County	27,430	36,137	45,889	4.7%	4.9%
Montgomery County	30,898	40,652	51,202	4.7%	4.7%
Delaware County	25,040	32,770	41,217	4.6%	4.7%

2006 HH Income Dist.(%)	Less Than $25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000 +
United States	22.7	25.8	31.8	19.8
Pennsylvania	23.5	26.3	32.2	18.0
Philadelphia MSA	19.4	22.0	32.6	26.1
Bucks County	11.3	18.4	35.0	35.2
Montgomery County	11.3	18.5	34.8	35.4
Delaware County	16.6	23.0	33.6	26.9

Source: ESRI

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Summary of Local Economy

Local Economy

The economy of the Company’s markets is relatively diverse and has several large components. Employment data, shown in Table 2.3, indicates that trade, transportation, and utilities are the most prominent sector in the Greater Philadelphia region, comprising approximately 18.8% of total employment. The next largest component of the economy of the market area is education and health services, which approximate 18.1% of total employment, followed by professional and business services (approximating 14.9% of employment) and government (approximating 13.9% of total employment).

Table 2.3
Abington Community Bancorp, Inc.
Employment by Sector

Source: Global Insight, July, 2006.

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Page 2.7

Growth sectors of the local economy included the life science and healthcare industries, whose expansion has been fostered by the presence of major research universities, locally and a highly educated technically proficient workforce. Similarly, growth in information technology and communications industries is reflective of many of these same factors. The market area’s core industries with emphasis on those which are perceived to be supporting future growth have been described below.

Financial Services. The financial services sector has always been an important element of the economy of the Philadelphia metropolitan area and continues to be important to this day. As reflected in Table 2.4, Montgomery County has several well-known insurers with major operations there including Prudential (Dresher employing 6,568) and Aetna US Healthcare (Blue Bell employing 3,524). Moreover, the Vanguard Group is the largest employer in nearby Chester County with 8,000 employees and there are numerous other large financial services industry employers within the Greater Philadelphia Region.

Bio-technology and Pharmaceutical Industries. The Philadelphia metropolitan area is one of the leading regions of the world for biotech and pharmaceutical research and development. In this regard, 80% of the world’s largest pharmaceutical companies have a presence in the region including such market leaders as Wyeth, GlaxoSmithKline, Merck, Centocor, and Cephalon. The Danish pharmaceutical company, H. Lundbeck A/S plans to locate its new U.S. commercial headquarters to the Greater Philadelphia market and Osstem Co. Ltd., a South Korean firm, will invest over $70 million in a new manufacturing facility in Bucks County, anticipating the creation of 600 jobs over the next five years.

Such companies have established operations in the Philadelphia area owing to the presence of critical infrastructure including the presence or world class universities and research centers, an extensive pool of highly educated talent, the availability of venture capital, and a supportive business environment.

The market area as one of the most attractive residential locations in the Philadelphia region has garnered a disproportionate share of the Bio-technology and pharmaceutical activity, particularly in Montgomery County where Merck employs 10,000 at a major manufacturing research facility, while other such companies, like Wyeth Pharmaceutical and Research employ thousands of additional workers.

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Table 2.4
Abington Community Bancorp, Inc.
Largest Employers in the Greater Philadelphia Region

Company	Employment	City	County	State	Product/Service
University of Pennsylvania	22,605	Philadelphia	Philadelphia	PA	Education, Research, Health Care
Jefferson Health System	14,317	Philadelphia	Philadelphia	PA	Health Care
MBNA	10,500	Wilmington	New Castle	DE	National Commerical Bank, Credit Card Processing
Merck & Co.	10,000	West Point	Montgomery	PA	Pharmaceutical Products
Du Pont	9,906	Wilmington	New Castle	DE	Plastic Materials, Industrial Organic Chemicals
Christiana Health Care System	9,500	Wilmington	New Castle	DE	Health Care
Vanguard Group, Inc.	8,000	Valley Forge	Chester	PA	Investment Services Firm
Crozer-Keystone Health System	7,026	Springfield	Delaware	PA	Health Care
Tenet Health Systems	7,002	Philadelphia	Philadelphia	PA	Health Care
Prudential	6,568	Dresher	Montgomery	PA	Financial Services
Lockheed Martin	6,500			NJ/PA	Guided Missles and Space Vehicles
Children’s Hospital of PA (CHOP)	6,200	Philadelphia	Philadelphia	PA	Children’s Hospital
JP Morgan Chase	5,900	Wilmington	New Castle	DE	Financial Services
Cendant Mortgage Corporation	5,481	Mt. Laurel	Burlington	NJ	Mortgages and Financial Institutes
Independence Blue Cross	5,040	Philadelphia	Philadelphia	PA	Ins., Hospital, and Medical Service
Allied Security	5,000	King of Prussia	Montgomery	PA	Security Officer Services
Rosenbluth International	5,000	Philadelphia	Philadelphia	PA	Travel Management Services
Abington Memorial Hospital	4,586	Abington	Montgomery	PA	Teaching Hospital
Boeing	4,400	Ridley Park	Delaware	PA	Aerospace Manufacturing
Verizon Communications	4,270	Philadelphia	Philadelphia	PA	Telecommunications
Cardone Industries, Inc.	4,091	Philadelphia	Philadelphia	PA	Automotive Maunfacturer
The Cooper Health System	3,951	Camden	Camden	NJ	Health Care
University of Delaware	3,800	Newark	New Castle	DE	Higher Education
Aetna U.S. Healthcare	3,524	Blue Bell	Montgomery	PA	Hospital and Medical Service Plans
QVC, Inc.	3,500	West Chester	Chester	PA	E-Commerce
Siemens Medical Solutions Health	3,400	Malvern	Chester	PA	Professional Services to Health Organizations
United Parcel Post	3,273	Philadelphia	Philadelphia	PA	Integrated Package Delivery Company
Virtua Health	3,266	Marlton	Burlington	NJ	Health Care
Comcast Corporation	3,000	Philadelphia	Philadelphia	PA	Cable and TV Services
Genuardi’s Family Markets	2,896	Norristown	Montgomery	PA	Retail Food Supermarket
Mercy Health System	2,816	Philadelphia	Philadelphia	PA	Health System
Wyeth Pharmaceutical and Research	2,633	Collegeville	Montgomery	PA	Pharmaceutical Products
Bank One Card Services	2,600	Wilmington	New Castle	DE	Payment Business
Alfred I. DuPont Hospital for Children	2,500	Wilmington	New Castle	DE	Full Service Hospital for Children
GlaxoSmithKline	2,500	Philadelphia	Philadelphia	PA	Pharmaceutical Research and Development
Jevic Transportation, Inc.	2,445	Delanco	Burlington	NJ	Truckload Services
Commerce Bank	2,444	Cherry Hill	Camden	NJ	Financial Service Retailer
Kennedy Health System	2,441	Voorhees	Camden	NJ	Health Care Delivery System
The Chrysler Group/Daimler Chrysler	2,400	Newark	New Castle	DE	Manufactures SUV Bodies
Wilmington Trust	2,332	Wilmington	New Castle	DE	Banking and Financial Services
Quest Diagnostics	2,321	Collegeville	Montgomery	PA	Health Care Testing and Services
The PNC Financial Services Group	2,244	Philadelphia	Philadelphia	PA	Banking and Financial Services
Holy Redeemer Health System	2,223	Huntington	Montgomery	PA	Health System
Mercy Fitzgerald Hospital	2,200	Darby	Delaware	PA	An Acute-Care, Teaching Hospital
Elwyn, Inc.	2,190	Media	Delaware	PA	Human Services Serving Adults and Children with Disabilities
Drexel University	2,181	Philadelphia	Philadelphia	PA	Higher Education
Fox Chase Cancer Center	2,092	Philadelphia	Philadelphia	PA	Cancer Research, Treatment, and Community Outreach
Aramark	2,000	Philadelphia	Philadelphia	PA	Food and Facilities Management

Sources: Philadelphia Business Journal Book of Lists, 2005
    The Business Ledger of Delaware Book of Lists, 2005

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Health Care. Many of the same factors leading to the growth of the bio-tech and pharmaceuticals industries have also made the market area a center for health care. In this regard, there are a variety of primary and secondary health care facilities in the market area with Crozer-Keystone Health System (7,026 employees) and Abington Memorial Hospital (4,586 employees) being among the largest.

Science and Technology. The Philadelphia area is a center for science and technology employment, supported by the 42,000 engineers, 25,000 scientists and 61,000 computer professionals who work in the metropolitan area. Additionally, area colleges graduate 55,000 each year to bolster the available pool of educated workers. Furthermore, the area’s high concentration of major science, technology and large businesses that utilize technology (e.g., Lockheed Martin, Boeing, SAP, Siemens, GlaxoSmithKline, Merck, the U.S. Navy and others) has created numerous spin-off business opportunities, supports cluster development and act as magnets for other companies to locate to the market area.

The market area has substantial employment in the science and technology fields. For example, Boeing is the second largest employer in Delaware County with 4,400 employees and Merck & Co., based in Montgomery County, employs 10,000 workers.

Unemployment Trends

Unemployment trends in the market area and Pennsylvania are displayed in Table 2.5. The Montgomery, Bucks, and Delaware County unemployment rates are typically lower than state and national averages, which is consistent with historical trends and is reflective of the relative strength and vitality of the targeted market area. Additionally, unemployment rates in the market area have been trending downward reflecting favorable economic trends, both locally, regionally and nationally.

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Table 2.5
Abington Community Bancorp, Inc.
Market Area Unemployment Trends

	As of November
	2003	2004	2005	2006
United States (1)	5.8%	5.4%	5.0%	4.5%
Pennsylvania	5.5	5.3	4.7	4.5
Bucks County	4.4	4.1	3.9	3.7
Montgomery County	4.3	3.7	3.7	3.4
Delaware County	5.0	4.7	4.4	4.1

(1) Seasonally adjusted.

Sources: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics

Competition among financial institutions in the Company’s market is significant. As larger institutions compete for market share to achieve economies of scale, the environment for the Company’s products and services is expected to become increasingly competitive. Community-sized institutions such as ACBI typically compete with larger institutions on pricing or operate in a “niche” that will allow for operating margins to be maintained at profitable levels. The Company’s business plan reflects elements of both strategies.

Table 2.6 displays deposit market trends over recent years for Montgomery and Bucks Counties as of June 30, 2006. Delaware County was not included as ACBI did not have a branch open in Delaware County until October of 2006. Annual deposit growth in Montgomery and Bucks Counties over the last several years has approximated 24% and 7%, respectively. The market is dominated by commercial banks in Bucks County, which hold an approximate 65% market share and savings institutions hold the largest market share in Montgomery County with 52%. Competition for deposits in Pennsylvania in general is intense, as the overall size, wealth, and growth trends of suburban Philadelphia makes it very attractive to financial institutions. Several large superregional institutions operate in the Company’s markets as well as a relatively large number of community banks. The Company’s annual deposit growth in Montgomery County approximated 18% and deposits more than tripled in Bucks County with the opening of a new branch during the period covered in Table 2.6. Such growth is consistent with the Company’s growth objectives through de novo branching and competitive pricing.

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Page 2.11

Table 2.6
Abington Community Bancorp, Inc.
Bucks County Deposit Detail

						Total Deposits as of June 30,
Company Name	Company Name	Headquarters City	HQ State	Type	# of Brchs	2004	2005	2006	Market Share as of 2006	2004-2006 CAGR
						($000)	($000)	($000)	(%)	(%)

Wachovia Corp.	Wachovia Bank NA	Charlotte	NC	B	67	$2,006,634	$2,163,460	$2,392,754	20.00%	9.20%
Royal Bank of Scotland Group	Citizens Bank of PA	Philadelphia	PA	SB	27	$1,198,528	$1,299,155	$1,420,044	11.87%	8.85%
Commerce Bancorp Inc.	Commerce Bank NA	Philadelphia	PA	B	18	$912,621	$1,081,083	$1,331,295	11.13%	20.78%
PNC Financial Services Group	PNC Bank NA	Pittsburgh	PA	B	23	$608,097	$667,395	$738,145	6.17%	10.18%
First SB of Perkasie	First SB of Perkasie	Perkasie	PA	SB	8	$575,958	$588,652	$626,773	5.24%	4.32%
FNB Bancorp Inc.	First National B&TC of Newtown	Newtown	PA	B	16	$553,587	$556,669	$537,086	4.49%	-1.50%
Sovereign Bancorp Inc.	Sovereign Bank	Wyomissing	PA	T	14	$483,952	$533,800	$534,667	4.47%	5.11%
Univest Corp. of Pennsylvania	Univest Natl Bank & Trust Co.	Blue Bell	PA	B	21	$432,052	$432,766	$455,278	3.81%	2.65%
National Penn Bancshares Inc.	National Penn Bank	Boyertown	PA	B	14	$355,137	$355,062	$423,641	3.54%	9.22%
Bank of America Corp.	Bank of America NA	Charlotte	NC	B	28	$544,486	$457,189	$401,448	3.36%	-14.13%
First FS&LA of Bucks Cnty	First FS&LA of Bucks Cnty	Bristol	PA	T	8	$384,308	$400,174	$368,863	3.08%	-2.03%
QNB Corp.	Quakertown National Bank	Quakertown	PA	B	8	$335,842	$345,337	$345,155	2.89%	1.38%
Fulton Financial Corp.	Premier Bank	Doylestown	PA	B	6	$300,826	$298,727	$300,299	2.51%	-0.09%
Harleysville National Corp.	Harleysville National B&TC	Harleysville	PA	B	6	$188,501	$211,360	$226,487	1.89%	9.61%
Semperverde Holding Company	Firstrust Savings Bank	Conshohocken	PA	SB	5	$198,527	$197,776	$220,766	1.85%	5.45%
TF Financial Corp.	Third Federal Bank	Newtown	PA	T	5	$165,108	$181,707	$185,256	1.55%	5.93%
Conestoga Bancorp Inc.	Conestoga Bk	Chester Springs	PA	B	1	$158,682	$170,607	$166,550	1.39%	2.45%
William Penn Bank FSB	William Penn Bank FSB	Levittown	PA	T	3	$167,255	$161,121	$161,243	1.35%	-1.81%
Fox Chase Bancorp Inc. (MHC)	Fox Chase Bank (MHC)	Hatboro	PA	T	3	$182,562	$177,943	$151,931	1.27%	-8.77%
Hatboro Federal Savings FA	Hatboro Federal Savings FA	Hatboro	PA	T	2	$131,642	$144,045	$150,903	1.26%	7.07%
M&T Bank Corp.	Manufacturers & Traders TC	Buffalo	NY	B	6	$128,356	$133,585	$140,750	1.18%	4.72%
Beneficial Savings Bank, MHC	Beneficial Mutual Savings Bank	Philadelphia	PA	SB	4	$89,193	$93,627	$104,365	0.87%	8.17%
Bucks County Bank	Bucks County Bank	Doylestown	PA	B	2	$0	$38,271	$101,588	0.85%	N.M.
Willow Financial Bncp Inc.	Willow Financial Bank	Wayne	PA	T	4	$95,652	$96,131	$86,003	0.72%	-5.18%
Earthstar Bank	Earthstar Bank	Southampton	PA	B	1	$79,963	$96,117	$79,809	0.67%	-0.10%
Yardville National Bancorp	Yardville National Bank	Yardville	NJ	B	2	$36,509	$42,940	$70,964	0.59%	39.42%
Quaint Oak Savings Bank	Quaint Oak Savings Bank	Southampton	PA	SB	1	$39,878	$48,862	$53,402	0.45%	15.72%
Fidelity S&LA of Bucks Cnty	Fidelity S&LA of Bucks Cnty	Bristol	PA	T	2	$50,253	$49,613	$50,911	0.43%	0.65%
Huntingdon Valley Bank	Huntingdon Valley Bank	Huntingdon Valley	PA	SB	3	$29,150	$51,175	$48,865	0.41%	29.47%
Abington Community Bncp (MHC)	Abington Savings Bank (MHC)	Jenkintown	PA	SB	3	$9,971	$20,902	$38,528	0.32%	96.57%
Wilmington Trust Corp.	Wilmington Trust of PA	Villanova	PA	B	1	$0	$4,136	$25,460	0.21%	N.M.
Stonebridge Financial Corp.	Stonebridge Bank	West Chester	PA	B	2	$0	$827	$14,972	0.13%	N.M.
Croydon Savings Bank	Croydon Savings Bank	Croydon	PA	SB	1	$7,047	$6,655	$9,149	0.08%	13.94%
Bank of New York Co.	Mellon Bank NA	Pittsburgh	PA	B	1	$0	$0	$0	0.00%	N.M.
Leesport Financial Corp.	Leesport Bank	Wyomissing	PA	B	1	$3,043	$0	$0	0.00%	-100.00%
Susquehanna Bancshares Inc.	Susquehanna Patriot Bank	Marlton	NJ	B	2	$0	$0	$0	0.00%	N.M.

						$10,453,320	$11,106,869	$11,963,350	100.00%	6.98%

Source: SNL Securities.

RP® Financial, LC.
Page 2.12

Table 2.6 (continued)
Abington Community Bancorp, Inc.
Montgomery County Deposit Detail

						Deposits in List
Holding Company Name	Bank Subsidiary Name	Headquarters City	HQ State	Type	# of Brchs	06/04	06/05	06/06	Market Share as of 2006	2004-2006 CAGR
						($000)	($000)	($000)	(%)	(%)

General Motors Corp.	National Motors Bank FSB	Horsham	PA	T	1	$0	$0	$6,398,206	24.85%	N.M.
Royal Bank of Scotland Group	Citizens Bank of PA	Philadelphia	PA	SB	65	$2,781,340	$2,718,688	$3,044,888	11.83%	4.63%
Wachovia Corp.	Wachovia Bank NA	Charlotte	NC	B	85	$2,512,983	$2,711,295	$2,994,800	11.63%	9.17%
Commerce Bancorp Inc.	Commerce Bank NA	Philadelphia	PA	B	23	$1,178,620	$1,474,922	$1,794,160	6.97%	23.38%
Harleysville National Corp.	Harleysville National B&TC	Harleysville	PA	B	22	$1,396,044	$1,519,231	$1,706,219	6.63%	10.55%
PNC Financial Services Group	PNC Bank NA	Pittsburgh	PA	B	47	$1,443,976	$1,516,579	$1,595,753	6.20%	5.12%
Univest Corp. of Pennsylvania	Univest Natl Bank & Trust Co.	Blue Bell	PA	B	30	$823,767	$886,436	$986,615	3.83%	9.44%
Sovereign Bancorp Inc.	Sovereign Bank	Wyomissing	PA	T	29	$819,490	$787,928	$794,630	3.09%	-1.53%
Semperverde Holding Company	Firstrust Savings Bank	Conshohocken	PA	SB	8	$461,987	$535,301	$639,628	2.48%	17.67%
Bank of America Corp.	Bank of America NA	Charlotte	NC	B	36	$639,406	$787,879	$624,278	2.42%	-1.19%
Abington Community Bncp (MHC)	Abington Savings Bank (MHC)	Jenkintown	PA	SB	10	$378,511	$457,581	$525,538	2.04%	17.83%
National Penn Bancshares Inc.	National Penn Bank	Boyertown	PA	B	17	$421,123	$464,992	$482,922	1.88%	7.09%
Royal Bancshares of PA	Royal Bank America	Narberth	PA	B	7	$419,962	$403,922	$476,421	1.85%	6.51%
Harleysville Savings Financial	Harleysville Savings Bank	Harleysville	PA	SB	6	$407,341	$417,573	$438,922	1.70%	3.80%
Bryn Mawr Bank Corp.	Bryn Mawr Trust Company	Bryn Mawr	PA	B	5	$362,880	$372,112	$406,812	1.58%	5.88%
Willow Financial Bncp Inc.	Willow Financial Bank	Wayne	PA	T	8	$428,770	$428,400	$382,868	1.49%	-5.50%
Beneficial Savings Bank, MHC	Beneficial Mutual Savings Bank	Philadelphia	PA	SB	7	$239,387	$300,619	$283,426	1.10%	8.81%
TD Bank Financial Group	TD Banknorth NA	Portland	ME	B	8	$158,612	$175,538	$187,948	0.73%	8.86%
Susquehanna Bancshares Inc.	Susquehanna Patriot Bank	Marlton	NJ	B	5	$346,423	$293,299	$182,130	0.71%	-27.49%
Ambler Savings Bank	Ambler Savings Bank	Ambler	PA	SB	3	$184,064	$178,728	$181,678	0.71%	-0.65%
Republic First Bancorp Inc.	Republic First Bank	Philadelphia	PA	B	3	$152,099	$165,160	$180,312	0.70%	8.88%
Hatboro Federal Savings FA	Hatboro Federal Savings FA	Hatboro	PA	T	1	$173,975	$178,244	$177,122	0.69%	0.90%
Bank of New York Co.	Mellon Bank NA	Pittsburgh	PA	B	3	$139,096	$131,999	$123,876	0.48%	-5.63%
Leesport Financial Corp.	Leesport Bank	Wyomissing	PA	B	7	$142,089	$133,528	$122,947	0.48%	-6.98%
Fox Chase Bancorp Inc. (MHC)	Fox Chase Bank (MHC)	Hatboro	PA	T	2	$130,145	$129,963	$111,288	0.43%	-7.53%
Huntingdon Valley Bank	Huntingdon Valley Bank	Huntingdon Valley	PA	SB	2	$96,838	$103,686	$92,207	0.36%	-2.42%
Continental Bank Holdings Inc	Continental Bank	Plymouth Meeting	PA	T	4	$0	$0	$89,432	0.35%	N.M.
First CornerStone Bank	First CornerStone Bank	King of Prussia	PA	B	1	$70,977	$61,203	$85,927	0.33%	10.03%
Allegiance Bk of N Am	Allegiance Bk of N Am	Bala Cynwyd	PA	B	3	$61,565	$81,252	$85,243	0.33%	17.67%
Phoenixville Federal B&T	Phoenixville Federal B&T	Phoenixville	PA	T	2	$82,432	$82,512	$84,486	0.33%	1.24%
Nova Financial Holdings Inc	Nova Savings Bank	Philadelphia	PA	SB	3	$95,481	$84,203	$79,642	0.31%	-8.67%
QNB Corp.	Quakertown National Bank	Quakertown	PA	B	1	$48,374	$47,725	$51,854	0.20%	3.53%
M&T Bank Corp.	Manufacturers & Traders TC	Buffalo	NY	B	4	$43,397	$51,782	$47,983	0.19%	5.15%
Fulton Financial Corp.	Premier Bank	Doylestown	PA	B	2	$38,000	$39,922	$45,026	0.17%	8.85%
Penn Liberty Financial Corp	Penn Liberty Bk	Wayne	PA	B	1	$0	$8,473	$40,550	0.16%	N.M.
Conestoga Bancorp Inc.	Conestoga Bk	Chester Springs	PA	B	1	$23,501	$27,918	$33,690	0.13%	19.73%
Polonia Bancorp	Polonia Bank	Huntingdon Valley	PA	T	1	$17,070	$15,977	$28,650	0.11%	29.55%
Eagle National Bancorp Inc.	Eagle National Bank	Upper Darby	PA	B	1	$0	$0	$28,456	0.11%	N.M.
Public Finance Service Inc.	Public Savings Bank	Southampton	PA	SB	1	$22,325	$24,816	$23,795	0.09%	3.24%
Woori Finance Holdings Co.	Woori America Bank	New York	NY	B	2	$20,603	$17,687	$23,657	0.09%	7.16%
Chelten Hills Savings Bank	Chelten Hills Savings Bank	Abington	PA	SB	1	$18,594	$19,919	$23,447	0.09%	12.29%
Fulton Financial Corp.	Fulton Bank	Lancaster	PA	B	1	$15,592	$16,536	$16,028	0.06%	1.39%
Earthstar Bank	Earthstar Bank	Southampton	PA	B	1	$4,073	$18,796	$13,588	0.05%	82.65%
SE Financial Corp.	St. Edmond’s FSB	Philadelphia	PA	T	1	$0	$0	$11,336	0.04%	N.M.
Automatic Data Processing Inc.	ADP SA	Fort Washington	PA	T	1	$0	$0	$0	0.00%	N.M.
SEI Investments Co.	SEI Private Trust Company	Oaks	PA	T	1	$0	$0	$0	0.00%	N.M.
Stonebridge Financial Corp.	Stonebridge Bank	West Chester	PA	B	1	$0	$0	$0	0.00%	N.M.
Wilmington Trust Corp.	Wilmington Trust of PA	Villanova	PA	B	1	$679	$0	$0	0.00%	-100.00%
WSFS Financial Corp.	Wilmington Savings Fund FSB	Wilmington	DE	T	3	$0	$0	$0	0.00%	N.M.

						$16,801,591	$17,872,324	$25,748,384	100.00%	23.79%

The proceeds from the second step conversion will enhance the Company’s competitiveness by providing increased operating flexibility, including de novo branching, focus on cross-selling and marketing and potential acquisition.

RP® Financial, LC.
Page 3.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of ACBI’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of ACBI is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to ACBI, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 170 publicly-traded institutions nationally, including approximately 40 publicly-traded MHC and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since ACBI will be a full public company upon completion of the offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of the Company. In the selection process, we applied the following “screen” to the universe of all publicly traded full stock companies:

RP® Financial, LC.
Page 3.2

Mid-Atlantic Institutions with assets between $500 million and $2.5 billion, positive core earnings and return on equity ratios of less than 12.0%. All but one of the companies meeting the foregoing search criteria was profitable on a core basis, the exception being Great Lakes Bancorp of New York. FMS Financial Corp. of NJ was excluded from the Peer Group owing to its pending acquisition by a larger financial institution, while Severn Bancorp of MD as its ROE in excess of 20% annually was well above the 12% limitation cited above.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies. While there are expectedly some differences between the Peer Group companies and ACBI, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of ACBI’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

A summary description of the key characteristics of each of the Peer Group companies is detailed below.

•
ESB Financial Corp of PA reported total assets of $1.9 billion and operates through a total of 26 branch offices in western Pennsylvania. ESB Financial Corp.’s assets reflect the lowest ratio of loans in comparison to any Peer Group company on an individual basis, while borrowed funds were also relatively high. As a result of the relatively high ratio of wholesale investment and borrowed funds, operating expenses for ESB Financial Corp. were comparatively modest but the net interest income and ROA was also comparatively limited as a result of its narrow spreads. NPAs were low for ESB Financial Corp.

•
Parkvale Financial Corp. of PA has $1.9 billion of total assets, being the largest of the Peer Group institutions, and operates through 47 offices in western Pennsylvania. Parkvale Financial reported a relatively comparable balance sheet composition in relation to the Peer Group average, albeit with a greater investment in 1-4 family residential mortgage loans and a more leverage equity ratio. Operating returns fell modestly below the ROA of ACBI at the benefit of its low operating expenses were offset by its comparatively modest ratio of net interest income. The asset quality ratios reflect a low balance of NPAs and loan chargeoffs have been limited over the last 12 months.

RP® Financial, LC.
Page 3.3

Table 3.1
Peer Group of Publicly-Traded Thrifts
February 23, 2007(1)

				Operating	Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(2)	Assets	Offices	Year	Date	Price	Value
									($)	($Mil)
ESBF	ESB Financial Corp. of PA	NASDAQ	Ellwood City, PA	Thrift	$1,918	S26	12-31	06/90	$11.40	$147
PVSA	Parkvale Financial Corp. of PA	NASDAQ	Monroeville, PA	Thrift	$1,864	47	06-30	07/87	$31.00	$176
WFBC	Willow Financial Bancorp Inc. of PA	NASDAQ	Maple Glen, PA	Thrift	$1,540	14	06-30	04/02	$13.09	$205
SYNF	Synergy Financial Group of NJ	NASDAQ	Cranford, NJ	Thrift	$986	18	12-31	01/04	$16.23	$185
HARL	Harleysville Savings Financial Corp. of PA	NASDAQ	Harleysville, PA	Thrift	$750	5	09-30	08/87	$17.49	$68
FSBI	Fidelity Bancorp, Inc. of PA	NASDAQ	Pittsburgh, PA	Thrift	$739	13	09-30	06/88	$19.49	$58
THRD	TF Financial Corp. of Newtown PA	NASDAQ	Newtown, PA	Thrift	$654	14	12-31	07/94	$30.50	$88
PBCI	Pamrapo Bancorp, Inc. of NJ	NASDAQ	Bayonne, NJ	Thrift	$637	9	12-31	11/89	$25.00	$124
ABNJ	American Bancorp of NJ	NASDAQ	Bloomfield, NJ	Thrift	$524	2	09-30	10/05	$11.91	$156
FKFS	First Keystone Financial, Inc. of PA	NASDAQ	Media, PA	Thrift	$520	8	09-30	01/95	$20.20	$49

NOTES:

(1)	Or most recent date available (M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma).

(2)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

(3)	BIF-insured savings bank institution.

Source:	Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

RP® Financial, LC.
Page 3.4

•
Willow Financial Bancorp. Of PA reported total assets of $1.5 billion and operates through a total of 14 branch offices in eastern Pennsylvania, in many of the same markets as the Company. Willow Financial completed its second step conversion in April 2002, enhancing the overall comparability to the Company. Willow Financial’s balance sheet structure is relatively comparable to the Peer Group average in broad terms, but the loan portfolio composition is more heavily oriented toward commercial lending. The ROA exceeded the Peer Group average reflecting the benefit of Willow Financial’s relatively strong net interest margin and fee income in relation to the Peer Group average. Willow Financial’s NPAs and NPLs are higher than any of the other Peer Group companies individually and while reserve coverage is high in relation to loans outstanding, coverage in comparison to NPAs is comparatively modest in relation to the Peer Group average.

•
Synergy Financial Group of NJ has nearly $1 billion in total assets and operates through 18 offices in northern and central New Jersey. Enhancing the comparability to the Company, Synergy Financial completed its second step conversion offering in January 2004, but has subsequently undertaken significant growth and leveraging of its expanded capital base. Synergy Financial’s balance sheet includes a higher proportion of loans relative to the Peer Group average, reflecting a significant investment in commercial mortgage and consumer loans. The ROA falls below the Peer Group average reflecting its comparatively high operating expense ratio and average tax rate. NPAs and chargeoffs are comparatively modest in comparison to the Peer Group average, notwithstanding the higher risk-weight loan portfolio.

•
Harleysville Savings Financial Corp. of PA maintains $750 million in total assets and operates through a total of 5 branches northwest of Philadelphia. The balance sheet composition reflects a high degree of wholesale leveraging with respect to the high level of investments funded by borrowings, which has effectively served to leverage its capital ratio. The modest profitability of such activities is reflected in the ROA measure, which falls below the Peer Group average. Harleysville Savings Financial Corp. is primarily a residential lender, enhancing the comparability to ACBI while asset quality problems are limited.

•
Fidelity Bancorp, Inc. of PA operates through a total of 13 branch offices in the Pittsburgh metropolitan area. The balance sheet reflects a comparatively high ratio of leveraging, with investments and borrowings comprising significant segments of the balance sheet. The ROA approximates the Peer Group average reflecting as the limited spreads on the wholesale aspects of its operations are offset by correspondingly low operating expenses. Lending is primarily concentrated in 1-4 family mortgage loans, both in terms of whole loans and a significant investment in MBS. Credit quality measures are less favorable than the Peer Group average, both in terms of the level of non-performing loans/loans and the reserve coverage ratio.

RP® Financial, LC.
Page 3.5

•
TF Financial Corp of PA with assets of $654 million operates through a total of 14 branches in Pennsylvania and New Jersey within the Philadelphia metropolitan area. The asset structure reflects a higher proportion of loans overall, with the majority of loans invested in 1-4 family mortgage loan portfolio. The relatively high ratio of loans provides TF Financial a relatively strong net interest margin and ROA. NPAs and reserves/loans are modestly below the Peer Group average while reserve coverage in relation to NPAs exceeds the Peer Group average

•
Pamrapo Bancorp, Inc. of NJ was selected for the Peer Group primarily based on its size ($637 million of assets) and location in a northern New Jersey market which is relatively comparable to the Company’s market. Pamrapo Bancorp reported the strongest ROA of any Peer Group company which, in turn, provided for the highest ROE of any of the comparable companies. Earnings were supported by its loan portfolio, which included a relatively high level of diversification into multi-family and commercial mortgage loans. NPAs were below the Peer Group average while reserve coverage ratios in relation to NPAs were comparable.

•
American Bancorp of NJ has $524 million of total assets and operates through two branch offices in northern New Jersey thereby operating with the most limited branch network of any Peer Group company. Enhancing the comparability to the Company, American Bancorp has the highest capital ratio of any of the Peer Group companies reflecting the impact of the completion of its second step conversion in October 2005. Notwithstanding the strong capital ratio, operating returns are below the Peer Group average reflecting the limited spreads generated through its residential mortgage lending emphasis (the impact of the recent efforts to build commercial lending have been limited over the recent past).

•
First Keystone Financial, Inc. of PA with assets of $520 million operates through a total of 8 branches in Pennsylvania within the Philadelphia metropolitan area. First Keystone operates with a highly leveraged equity position. Other key balance sheet aggregates are otherwise relatively comparable to the Peer Group averages. First Keystone Financial’s ROA is the lowest of the ten Peer Group companies, reflecting its comparatively modest net interest margin. The loan portfolio reflects an emphasis on 1-4 family residential mortgage lending while credit quality measures appear to be unfavorable in comparison to the Peer Group averages, both in terms of the ratio of NPAs and the reserve coverage.

RP® Financial, LC.
Page 3.6

In aggregate, the Peer Group companies maintain a slightly lower level of capital as the industry average (9.72% of assets versus 12.08% for all public companies), generate a comparable level of core earnings as a percent of average assets (0.58% core ROAA for the Peer Group and 0.59% for all public companies), and generate a slightly higher ROE based on core earnings (6.95% core ROE versus 5.79% for all public companies). Overall, the Peer Group’s average P/B and P/E ratios were modestly below the respective averages for all publicly traded thrifts.

All Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,017	$1,013
Market Capitalization ($Mil)	$425	$126
Equity/Assets (%)	12.08%	9.72%
Core Return on Average Assets (%)	0.59%	0.58%
Core Return on Average Equity (%)	5.79%	6.95%

Pricing Ratios (Averages)(1)
Price/Core Earnings (x)	20.40	x	16.32	x
Price/Book (%)	150.95%	143.06%
Price/Tangible Book (%)	170.33%	165.70%
Price/Assets (%)	18.24%	13.62%

(1)	Based on market prices as of February 23, 2007.

Ideally, the Peer Group companies would be comparable to ACBI in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to ACBI, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for the Company and the Peer Group. The Company’s ratios reflect balances as of December 31, 2006, while the Peer Group’s ratios are as of the latest date for which financial data is publicly available (September 30 or December 31, 2006). ACBI’s equity-to-assets ratio of 12.3% was above the Peer Group’s average net worth ratio of 9.7%, even before the completion of the Offering. All of the Company’s equity consisted of tangible equity while intangibles maintained by the Peer Group averaged 1.2% of assets, translating into a tangible equity-to-assets ratio of 8.5% on average for the Peer Group. The Company’s pro forma tangible capital position will increase with the addition of stock proceeds. The increase in ACBI’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that may be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will also result in a lower return on equity. Both the Company’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

RP® Financial, LC.
Page 3.7

Table 3.2
Balance Sheet Composition and Growth Rates
Abington Community Bancorp, Inc. and the Comparable Group
As of December 31, 2006

		Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
		Cash &	MBS &			Borrowed	Subd.	Net	Goodwill	Tng Net	MEMO:		MBS, Cash &			Borrows.	Net	Tng Net
		Equivalents	Invest	Loans	Deposits	Funds	Debt	Worth	& Intang	Worth	Pref.Stock	Assets	Investments	Loans	Deposits	&Subdebt	Worth	Worth	Tangible	Core	Reg.Cap.
Abington Community Bancorp, Inc.
December 31, 2006		4.8%	24.8%	65.4%	63.5%	23.1%	0.0%	12.3%	0.0%	12.3%	0.0%	9.61%	-0.17%	14.27%	17.12%	-1.60%	-2.67%	-2.67%	10.54%	10.54%	16.77%

All Public Companies
Averages		4.1%	20.1%	70.4%	67.8%	18.2%	0.7%	11.8%	1.1%	10.8%	0.0%	7.51%	-2.35%	10.35%	7.32%	3.32%	3.93%	3.19%	10.25%	9.98%	16.98%
Medians		2.7%	17.2%	71.5%	69.0%	16.5%	0.0%	10.2%	0.2%	8.8%	0.0%	5.61%	-4.08%	8.10%	5.50%	-0.14%	3.58%	3.25%	8.96%	8.69%	14.21%

State of PA
Averages		3.6%	34.8%	55.6%	64.6%	22.7%	1.2%	10.4%	1.7%	8.6%	0.0%	3.20%	-3.49%	8.59%	4.83%	-1.04%	3.08%	4.59%	10.53%	9.12%	18.57%
Medians		2.4%	30.8%	61.1%	67.4%	19.3%	1.3%	9.3%	0.4%	6.7%	0.0%	0.78%	-4.68%	3.90%	2.65%	-6.32%	3.23%	3.75%	9.26%	7.95%	15.42%

Comparable Group
Averages		2.6%	28.3%	64.0%	65.0%	23.1%	1.2%	9.7%	1.2%	8.5%	0.0%	0.80%	-10.19%	6.60%	2.89%	-5.91%	3.91%	4.99%	11.47%	9.15%	15.65%
Medians		2.0%	23.6%	66.9%	67.4%	17.6%	0.7%	8.1%	0.2%	6.7%	0.0%	1.05%	-8.73%	4.07%	1.39%	-4.64%	3.63%	5.05%	9.26%	7.95%	14.32%

Comparable Group
ABNJ	American Bancorp of NJ	2.2%	14.8%	78.2%	67.4%	9.9%	0.0%	21.5%	0.0%	21.5%	0.0%	1.43%	-38.99%	15.81%	8.11%	-3.09%	-13.24%	-13.24%	16.56%	16.56%	28.52%
ESBF	ESB Financial Corp. of PA(1)	1.1%	61.4%	30.6%	43.1%	46.5%	2.7%	6.7%	2.3%	4.4%	0.0%	4.72%	1.03%	13.30%	-0.37%	10.35%	-1.34%	-0.76%	NA	NA	15.60%
FSBI	Fidelity Bancorp, Inc. of PA	1.5%	34.4%	61.1%	55.9%	35.7%	1.4%	6.1%	0.4%	5.7%	0.0%	5.64%	-12.70%	20.98%	8.65%	1.02%	7.10%	7.70%	NA	7.29%	12.73%
FKFS	First Keystone Fin., Inc of PA	4.0%	28.4%	61.0%	68.6%	19.3%	4.1%	6.6%	0.0%	6.6%	0.0%	1.06%	-5.22%	3.50%	1.02%	-4.16%	23.07%	23.07%	9.26%	9.27%	14.94%
HARL	Harleysville Svgs Fin Cp of PA	1.2%	43.0%	52.1%	57.4%	35.5%	0.0%	6.5%	0.0%	6.5%	0.0%	-2.20%	-12.26%	6.86%	0.14%	-6.31%	1.31%	1.31%	NA	6.34%	13.55%
PBCI	Pamrapo Bancorp, Inc. of NJ	2.1%	24.7%	71.5%	73.8%	15.9%	0.0%	9.2%	0.0%	9.2%	0.0%	-1.47%	-12.65%	3.79%	-0.86%	-5.12%	-0.08%	-0.08%	NA	NA	16.36%
PVSA	Parkvale Financial Corp of PA	7.2%	22.4%	66.1%	77.9%	12.8%	1.7%	6.9%	1.7%	5.2%	0.0%	1.04%	2.01%	0.25%	1.17%	-2.98%	9.10%	13.74%	NA	6.85%	13.34%
SYNF	Synergy Financial Group of NJ	1.0%	16.1%	77.6%	65.5%	23.9%	0.0%	10.0%	0.1%	9.9%	0.0%	1.28%	-16.11%	4.34%	6.49%	-11.60%	3.41%	3.56%	NA	NA	12.28%
THRD	TF Fin. Corp. of Newtown PA	1.9%	19.0%	74.1%	73.1%	15.6%	0.0%	10.2%	0.7%	9.5%	0.0%	-1.09%	-2.36%	-1.31%	1.61%	-16.13%	5.91%	6.53%	NA	NA	15.50%
WFBC	Willow Financial Bcp Inc of PA	3.4%	18.9%	67.6%	67.4%	15.6%	2.3%	13.6%	6.9%	6.7%	0.0%	-2.43%	-4.68%	-1.52%	2.94%	-21.04%	3.85%	8.10%	8.60%	8.60%	13.70%

(1)	Financial information is as of or for the 12 months ended December 31, 2006.

Source:
Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.8

The Company’s asset composition reflects a slightly higher concentration of loans to assets, at 65.4% versus a 64.0% average for the Peer Group. Comparatively, the ratio of cash, investments, and MBS for the Company was slightly lower than for the Peer Group (29.6% of assets versus 30.9% for the Peer Group). Overall, the Company’s interest-earning assets (“IEA”) approximated 95.0% of assets, which was comparable to the comparative Peer Group ratio of 94.9%. The Company’s higher IEA ratio reflects, in part, the lack of intangible assets in comparison to the Peer Group. On a pro forma basis, the Company’s IEA advantage is expected to increase as the net proceeds are reinvested into IEA.

The Company’s deposits equaled 63.5% of assets, which was below the Peer Group average of 65.0%. Borrowings were utilized to a comparable degree by the Peer Group, based on a ratio of 23.1% for both. Total interest-bearing liabilities (“IBL”) maintained by ABCI and the Peer Group, equaled 86.6% and 89.3% of assets, respectively. The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations out of capital.

ACBI posted higher annual asset growth than the Peer Group, at 9.51% and 0.80%, respectively. In this regard, balance sheet growth rates for the Company are calculated for the twelve months ended December 31, 2006, while growth rates for the Peer Group are for the most recent twelve month period for which data is publicly available. The Company’s comparatively faster growth is attributable to efforts to expand lending, particularly following the completion of the minority stock issuance in 2004. In this regard, the Company has employed additional loan officers and otherwise sought to expand the loan portfolio, both through internal originations and though loan participations. The results of such efforts are evidenced in the rate of growth of the loan portfolio, which increased at a 14.27% for the Company versus 6.60% growth for the Peer Group’s loan portfolio. The portfolio of cash, investment and MBS diminished for both the Company and the Peer Group, at rates equal to 0.17% and 10.19%, respectively, as funds were redeployed into whole loans by both.

RP® Financial, LC.
Page 3.9

The Company’s deposit growth rate exceeded the Peer Group average as ACBI sought to fund targeted asset growth. Importantly, as discussed in the financial analysis in Section One, much of the Company’s deposit growth has been accomplished with CDs which the Company has priced on a highly competitive basis in order to realize the targeted growth objectives. Borrowed funds shrank modestly for both the Company and the Peer Group at respective rates of 1.60% and 5.91%.

The Company’s capital declined by 2.67% as compared to slight growth of 3.91% for the Peer Group based on the average. Reduction of the Company’s equity and the modest growth for the Peer Group reflects the adoption of dividend and capital management strategies by both the Company and the Peer Group. On a post-offering basis, the Company’s capital growth rate is expected to remain comparatively modest as the benefit of reinvestment of the Offering proceeds may be offset by additional share repurchases, the payment of dividends and as expenses may likely increase reflecting the impact of the expanded stock benefit plans.

Income and Expense Components

Table 3.3 displays comparative statements of operations for the Company and the Peer Group. ACBI and the Peer Group reported net income to average assets ratios of 0.77% and 0.58%, respectively. The Company’s modestly higher ROA is the result of a higher ratio of net interest income/average assets and to a slightly lower operating expense ratio, the benefits of which were offset by modestly lower ratio of non-interest income/average assets.

The Company’s interest income ratio exceeded the Peer Group average which was partially offset by the higher ratio of interest expense to average assets in comparison to the Peer Group. The Company’s higher interest income ratio was the result of its higher yield on interest-earning assets (5.93% versus 5.64% for the Peer Group) and results from the slightly higher ratio of loans overall coupled with the composition of the loan portfolio, particularly the relatively higher proportion of construction loans in relation to the Peer Group average. The Company’s higher interest expense ratio, 3.09% versus 2.96% of average assets for the Peer Group, notwithstanding the Company’s higher pre-offering capital ratio (i.e., the Company funds a operations out of cost-free capital to a greater extent), may likely reflect the impact of the recent growth initiatives by ACBI which were funded, in part, by CDs priced on a highly competitive basis in relation to the prevailing market. ACBI’s interest expense ratio is expected to diminish on a pro forma basis, as the Offering proceeds will represent interest-free funds for the Company. Overall, the Company’s net interest income ratio of 2.55% compared favorably to the Peer Group average of 2.41% as previously noted.

RP® Financial, LC.
Page 3.10

Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Abington Community Bancorp, Inc. and Comparables
For the 12 Months Ended December 31, 2006

			Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
																			MEMO:	MEMO:
						Loss	NII				Total					Yield	Cost	Yld-	Assets/
		Net Income	Income	Expense	NII	Provis. on IEA	After Provis.	Loan Fees	R.E. Oper.	Other Income	Other Income	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	On Assets	Of Funds	Cost Spread	FTE Emp.	Effective Tax Rate
Abington Community Bancorp, Inc.
December 31, 2006		0.77%	5.64%	3.09%	2.55%	0.02%	2.53%	0.00%	0.00%	0.33%	0.33%	1.78%	0.00%	0.00%	0.00%	5.93%	3.80%	2.13%	$6,904	28.36%

All Public Companies
Averages		0.59%	5.69%	2.88%	2.81%	0.09%	2.72%	0.03%	0.00%	0.63%	0.66%	2.49%	0.03%	0.02%	-0.01%	6.02%	3.30%	2.72%	$6,117	31.16%
Medians		0.61%	5.62%	2.87%	2.78%	0.07%	2.70%	0.00%	0.00%	0.51%	0.52%	2.40%	0.00%	0.00%	0.00%	5.93%	3.29%	2.75%	$4,502	32.90%

State of PA
Averages		0.61%	5.33%	2.98%	2.35%	0.00%	2.36%	0.01%	0.00%	0.51%	0.52%	1.99%	0.04%	-0.05%	0.00%	5.67%	3.35%	2.31%	$5,557	22.31%
Medians		0.74%	5.37%	2.89%	2.33%	0.04%	2.23%	0.00%	0.00%	0.48%	0.48%	2.12%	0.01%	0.00%	0.00%	5.66%	3.26%	2.18%	$4,904	25.58%

Comparable Group
Averages		0.58%	5.37%	2.96%	2.41%	0.07%	2.33%	0.01%	-0.01%	0.42%	0.42%	1.94%	0.03%	-0.01%	0.00%	5.64%	3.30%	2.35%	$5,473	27.63%
Medians		0.53%	5.39%	3.09%	2.24%	0.07%	2.17%	0.01%	0.00%	0.38%	0.38%	2.11%	0.01%	0.00%	0.00%	5.66%	3.42%	2.12%	$4,904	32.29%

Comparable Group
ABNJ	American Bancorp of NJ	0.35%	5.03%	2.45%	2.58%	0.08%	2.50%	0.00%	0.00%	0.25%	0.25%	2.19%	0.00%	0.00%	0.00%	5.23%	3.28%	1.95%	$7,182	37.61%
ESBF	ESB Financial Corp. of PA(1)	0.47%	4.89%	3.31%	1.57%	0.06%	1.52%	0.04%	0.00%	0.33%	0.37%	1.19%	0.05%	-0.15%	0.00%	5.26%	3.59%	1.67%	NM	6.31%
FSBI	Fidelity Bancorp, Inc. of PA	0.56%	5.39%	3.49%	1.90%	0.09%	1.81%	0.04%	-0.04%	0.48%	0.48%	1.73%	0.01%	0.07%	0.04%	5.57%	3.75%	1.82%	$5,060	17.41%
FKFS	First Keystone Fin., Inc of PA	0.13%	5.39%	3.33%	2.06%	0.24%	1.83%	0.00%	-0.01%	0.62%	0.61%	2.44%	0.00%	-0.08%	0.00%	5.76%	3.58%	2.18%	$4,485	NM
HARL	Harleysville Svgs Fin Cp of PA	0.51%	5.14%	3.51%	1.63%	0.00%	1.63%	0.00%	0.00%	0.17%	0.17%	1.15%	0.00%	0.00%	0.00%	5.31%	3.78%	1.54%	$8,718	22.41%
PBCI	Pamrapo Bancorp, Inc. of NJ	1.02%	5.84%	2.48%	3.35%	0.00%	3.35%	0.01%	0.00%	0.35%	0.37%	2.16%	0.00%	0.07%	0.00%	5.95%	2.77%	3.18%	NM	37.52%
PVSA	Parkvale Financial Corp of PA	0.74%	5.06%	2.99%	2.07%	0.04%	2.03%	0.02%	0.00%	0.51%	0.52%	1.44%	0.04%	0.01%	0.00%	5.28%	3.22%	2.06%	$4,904	32.36%
SYNF	Synergy Financial Group of NJ	0.42%	5.60%	3.20%	2.41%	0.10%	2.31%	0.00%	0.00%	0.39%	0.39%	2.05%	0.01%	0.00%	0.00%	5.87%	3.56%	2.31%	NM	34.84%
THRD	TF Fin. Corp. of Newtown PA	0.83%	5.73%	2.39%	3.34%	0.02%	3.32%	0.01%	0.00%	0.37%	0.39%	2.57%	0.01%	0.03%	0.00%	6.01%	2.68%	3.33%	$3,458	27.92%
WFBC	Willow Financial Bcp Inc of PA	0.76%	5.59%	2.40%	3.19%	0.15%	3.04%	0.00%	0.00%	0.68%	0.68%	2.47%	0.15%	-0.04%	0.00%	6.20%	2.80%	3.41%	$4,502	32.29%

(1)	Financial information is as of or for the 12 months ended September 30, 2006.

Source:
Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.11

Non-interest operating income is a slightly lower contributor to ACBI’s earnings relative to the Peer Group, at 0.33% and 0.42%, respectively, in part reflecting competitive conditions which have limited the Company’s ability to expand fee income. However, the relatively modest level of non-interest fee income in relation to industry averages (i.e., all publicly-traded savings institutions reported non-interest fee income equal to 0.66% of average assets) enhances their overall comparability and is indicative of its traditional thrift operating strategy, in which diversification into areas that generate revenues from non-interest sources has been limited for both the Company and the Peer Group.

ACBI operates with a modestly lower operating expense ratio than the Peer Group, reflecting its emphasis on mortgage lending (which typically entails a lower cost structure than non-mortgage lending) and the benefits of recent balance sheet growth, which have effectively leveraged the Company’s overhead cost structure over a larger base of assets. The low cost structure of the Company’s operations is further evidenced by data showing the number of employees maintained relative to asset size. Assets per full time equivalent employee equaled $6.9 million for the Company, versus a comparable measure of $5.5 million for the Peer Group. Overall, the operating expense ratios for ACBI were 1.78% and 1.99% and 2.12% for the Peer Group based on the average and median, respectively. Intangible assets amortization was nominal for the Peer Group, and the Company had no amortizing intangible assets. On a post-offering basis, the Company’s operating expenses can be expected to increase with the incremental cost of the stock-based benefit plans and to the costs of targeted expansions, including the branching and other expansion initiatives. At the same time, the Company will be seeking to offset such costs by increasing revenues through targeted growth.

RP® Financial, LC.
Page 3.12

ACBI’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 61.9% is more favorable than the Peer Group’s ratio of 69.6%. On a post-offering basis, the Company’s efficiency ratio may improve marginally. Thus, the Company’s efficiency ratio is expected to remain at an advantage.

Loan loss provisions for the Company and the Peer Group were relatively modest, amounting to 0.02% and 0.07% of average assets for ABCI and the Peer Group, respectively, reflecting relatively strong asset quality and limited loan chargeoffs for both. However, the modestly higher level of loss provisions established by the Peer Group is consistent with its higher level of NPAs in comparison to the Company’s very low ratio.

Non-operating income and expense were negligible for ACBI and the Peer Group enhancing their overall comparability and limiting the need for valuation adjustment in the section to follow.

The Company’s effective tax rate for the last 12 months of 28.4% compares closely to the Peer Group average of 27.6%. The Company expects that its effective tax rate will continue to approximate the recent historical level in fiscal 2007, and thus may continue to be within the range exhibited by the Peer Group.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions and investment in MBS. The Company’s loan portfolio composition reflected a similar concentration of 1-4 family permanent mortgage loans and mortgage-backed securities relative to the Peer Group (58.8% versus 59.6% for the Peer Group). The Company maintained a higher ratio of whole loans given its historical philosophy of retaining mortgage loans for portfolio while the Peer Group maintained a modestly higher level of assets invested in MBS (14.5% of assets for the Company versus 18.8% of assets for the Peer Group on average). Importantly, the Peer Group’s average balance of loans serviced for others of $26.0 million (versus $6.9 million for the Company) implies that the Peer Group companies have also emphasized originating loans for investment. Both the Company and the Peer Group had a modest level of servicing intangibles as a result.

RP® Financial, LC.
Page 3.13

Table 3.4
Loan Portfolio Composition and Related Information
Abington Community Bancorp, Inc. and the Comparable Group
As of December 31, 2006

		Portfolio Composition as a Percent of Assets
			1-4	Constr.	5+Unit	Commerc.		RWA/	Serviced	Servicing
Institution		MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Abington Community Bancorp, Inc.		14.50%	44.28%	14.59%	9.99%	1.23%	0.48%	62.98%	$6,932	$55
All Public Companies
Averages		10.19%	37.00%	6.96%	18.69%	4.13%	3.21%	63.53%	$1,252,888	$13,603
Medians		6.83%	35.90%	4.82%	16.68%	2.69%	0.87%	64.15%	$33,535	$137
State of PA
Averages		19.59%	36.99%	3.55%	10.16%	2.09%	2.02%	52.46%	$809,963	$7,083
Medians		16.29%	39.62%	3.24%	8.79%	1.30%	0.53%	54.52%	$28,630	$145
Comparable Group
Averages		18.76%	40.82%	3.21%	14.44%	2.58%	3.22%	58.35%	$26,004	$98
Medians		14.64%	42.56%	2.99%	13.75%	1.95%	0.52%	57.54%	$20,320	$50
Comparable Group
ABNJ	American Bancorp of NJ	10.11%	57.95%	3.18%	14.01%	1.16%	0.14%	56.64%	$20,480	$99
ESBF	ESB Financial Corp. of PA(1)	47.85%	17.63%	2.80%	5.64%	0.53%	3.66%	45.26%	$20,160	$145
FSBI	Fidelity Bancorp, Inc. of PA	13.65%	39.92%	4.92%	11.19%	3.09%	0.40%	54.01%	$0	$0
FKFS	First Keystone Financial, Inc. of PA	20.83%	39.33%	5.02%	13.49%	4.92%	0.26%	65.73%	$51,150	$279
HARL	Harleysville Savings Fin. Corp. of PA	29.38%	50.26%	0.42%	0.66%	0.12%	0.18%	49.35%	$3,930	$0
PBCI	Pamrapo Bancorp, Inc. of NJ	23.19%	45.21%	2.09%	23.39%	1.31%	0.43%	58.44%	$300	$0
PVSA	Parkvale Financial Corp. of PA	1.88%	53.18%	1.08%	7.02%	2.56%	1.90%	55.02%	$57,380	$0
SYNF	Synergy Financial Group of NJ	14.81%	24.61%	0.99%	31.86%	5.32%	15.92%	77.85%	$14,010	$0
THRD	TF Financial Corp. of Newtown PA	11.42%	52.09%	6.21%	16.69%	1.34%	0.60%	59.48%	$28,630	$223
WFBC	Willow Financial Bancorp Inc. of PA	14.46%	28.06%	5.34%	20.46%	5.42%	8.70%	61.71%	$64,000	$231

(1)	Financial data is as of September 30, 2006.

Source:
Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright(c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.14

The Peer Group’s lending activities show greater diversification in the areas of multi-family and commercial mortgage lending and non-mortgage consumer lending. Specifically, multi-family and commercial mortgage loans represented 14.4% of assets as compared to only 10.0% for the Company, while consumer and commercial loans equaled 2.6% of assets for the Peer Group on average as compared to 1.2% for the Company. Conversely, the Company was a more active construction lender, with 14.6% of assets invested in construction loans versus 3.2% percent for the Peer Group on average. Overall, risk-weighted assets to total assets equaled 63.0% for the Company which was modestly above the Peer Group average of 58.4%.

Credit Risk

The Company’s credit risk exposure appears to be lower than the Peer Group’s, on average, based on the ratio of non-performing assets. As shown in Table 3.5, the Company’s ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.28% of assets, which was lower than the comparable Peer Group ratio of 0.37%. The Company maintained a comparable ratio of non-performing loans/loans ratio than the Peer Group (0.42% versus 0.41% for the Peer Group). Chargeoffs were minimal for both the Company and Peer Group. The one area of credit quality where the Company falls short of the Peer Group is with respect to the ratio of reserves to total loans and NPAs. Reserves to total loans equaled only 0.25% for the Company versus an average of 0.80% for the Peer Group. Similarly, the Company’s ratio of reserves to NPAs, equal to 62.69%, fell well below the Peer Group average of 185.50%.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, ABCI’s higher capital position, even on a pre-offering basis, and higher IEA/IBL ratio suggest lower exposure. On a post-offering basis, these ratios should improve relative to the Peer Group. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio. In general, the quarterly fluctuations in the Company’s net interest income ratio were below the Peer Group average.

RP® Financial, LC.
Page 3.15
Table 3.5
Credit Risk Measures and Related Information
Abington Community Bancorp, Inc. and the Comparable Group
As of December 31, 2006 or Most Recent Date Available
			NPAs &				Rsrves/
		REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution		Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Abington Community Bancorp, Inc.		0.00%	0.28%	0.42%	0.25%	62.69%	62.69%	$38	0.01%
All Public Companies
Averages		0.07%	0.54%	0.55%	0.85%	255.00%	233.85%	$443	0.13%
Medians		0.00%	0.31%	0.37%	0.78%	170.61%	143.93%	$57	0.02%

State of PA
Averages		0.06%	0.42%	0.54%	0.88%	202.73%	165.71%	$369	0.10%
Medians		0.00%	0.43%	0.46%	0.84%	202.25%	137.69%	$66	0.01%

Comparable Group
Averages		0.07%	0.37%	0.41%	0.80%	175.67%	185.50%	$310	0.11%
Medians		0.00%	0.36%	0.42%	0.69%	153.52%	137.69%	$132	0.00%

Comparable Group
ABNJ	American Bancorp of NJ	0.00%	0.41%	0.52%	0.53%	NA	101.63%	$0	0.00%
ESBF	ESB Financial Corp. of PA	0.00%	0.18%	0.42%	0.84%	NA	137.69%	$144	0.00%
FSBI	Fidelity Bancorp, Inc. of PA	0.01%	0.43%	0.61%	0.59%	111.37%	92.46%	$399	0.36%
FKFS	First Keystone Financial, Inc. of PA	0.47%	0.52%	0.08%	1.08%	NA	123.47%	$119	-0.02%
HARL	Harleysville Savings Fin. Corp. of PA	0.00%	NA	NA	0.50%	NA	NA	$3	0.00%
PBCI	Pamrapo Bancorp, Inc. of NJ	0.00%	0.28%	0.19%	0.59%	NA	150.23%	$9	0.00%
PVSA	Parkvale Financial Corp. of PA	0.11%	0.36%	0.43%	1.19%	284.27%	213.85%	$208	0.07%
SYNF	Synergy Financial Group of NJ	0.00%	0.13%	0.16%	0.78%	NA	484.50%	$258	0.00%
THRD	TF Financial Corp. of Newtown PA	0.00%	0.17%	0.22%	0.59%	135.78%	248.45%	$13	-0.04%
WFBC	Willow Financial Bancorp Inc. of PA	0.13%	0.84%	1.05%	1.27%	171.25%	117.20%	$1,944	0.74%

Source:
Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.16

Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Abington Community Bancorp, Inc. and the Comparable Group
As of December 31, 2006 or Most Recent Date Available

		Balance Sheet Measures
				Non-Earn.	Quarterly Change in Net Interest Income
		Equity/	IEA/	Assets/
Institution		Assets	IBL	Assets	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Abington Community Bancorp, Inc.		12.3%	109.7%	5.0%	-6	-13	3	-1	-1	1
All Public Companies		10.6%	108.2%	5.4%	-7	-6	-4	-2	0	0
State of PA		8.6%	106.5%	6.0%	-2	-8	-3	2	2	-4

Comparable Group
Averages		8.5%	106.5%	5.1%	-9	-12	-3	2	6	-12
Medians		6.7%	104.8%	4.8%	-11	-11	-3	2	1	-9

Comparable Group
ABNJ	American Bancorp of NJ	21.5%	123.1%	4.7%	-14	-7	-3	16	33	-28
ESBF	ESB Financial Corp. of PA	4.4%	100.9%	6.9%	NA	-10	-11	9	-7	-12
FSBI	Fidelity Bancorp, Inc. of PA	5.7%	104.2%	3.0%	-1	0	-4	1	-10	-5
FKFS	First Keystone Financial, Inc. of PA	6.6%	101.5%	6.6%	-11	-17	-2	3	17	1
HARL	Harleysville Savings Fin. Corp. of PA	6.5%	103.9%	3.6%	-12	-11	1	11	-13	-3
PBCI	Pamrapo Bancorp, Inc. of NJ	9.2%	109.5%	1.8%	-19	-11	-11	-3	-15	-15
PVSA	Parkvale Financial Corp. of PA	5.2%	103.5%	4.3%	-4	-9	-2	9	2	-5
SYNF	Synergy Financial Group of NJ	9.9%	105.9%	5.4%	-7	-26	-8	-1	1	-17
THRD	TF Financial Corp. of Newtown PA	9.5%	107.2%	4.9%	1	-5	7	-15	1	1
WFBC	Willow Financial Bancorp Inc. of PA	6.7%	105.3%	10.1%	-16	-20	1	-11	55	-38

NA=Change is greater than 100 basis points during the quarter.

Source:
Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.17

To analyze interest rate risk associated with the net interest margin, we also reviewed quarterly changes in net interest income as a percent of average assets for ACBI and the Peer Group. In general, the recent relative fluctuations in the Company’s net interest income to average assets ratios were considered to be comparable to the Peer Group average, and thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, ACBI was viewed as maintaining a similar degree of interest rate risk exposure in the net interest margin. Moreover, the Company’s net interest income ratio should be stabilized to some degree following the Offering, given the initial expected proceeds reinvestment strategy (primarily short-to-intermediate term investment securities).

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of ACBI. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.
Page 4.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology used to determine ACBI’s estimated pro forma market value of the common stock to be issued in conjunction with the Second Step Conversion transaction. The valuation incorporates the appraisal methodology promulgated by the Federal and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, and adopted by the FDIC, specify the market value methodology for estimating the pro forma market value of an institution. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding from consideration institutions which have recently converted, subject to acquisition or in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.
Page 4.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the Second Step Conversion process, RP Financial will: (1) review changes in ACBI’s operations and financial condition; (2) monitor ACBI’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the Second Step Conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including ACBI’s value, or ACBI’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, including the market for new issues, to assess the impact on value of ACBI coming to market at this time.

RP® Financial, LC.
Page 4.3

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strength are noted as follows:

•
Overall A/L Composition. The Company’s asset composition includes a slightly higher proportion of loans overall, with both 1-4 family mortgage loans and construction loans exceeding the Peer Group average; the Peer Group was more diversified in the areas of multi-family/commercial mortgage lending and non-mortgage lending. The Company’s net interest income ratio is above the Peer Group average, reflecting both the slightly higher ratio of loans overall coupled with the composition of the loan portfolio, particularly the relatively higher proportion of construction loans in relation to the Peer Group average. The composition of funding liabilities for the Company and the Peer Group is relatively similar in broad terms, as the ratio of deposits and borrowings for the Company compared closely to the Peer Group average. Overall, the Company maintained a slightly higher level of interest-earning assets and a lower level of interest-bearing liabilities compared to the Peer Group, which provided for a higher IEA/IBL ratio for the Company. The Company’s ratio of IEA/IBL will improve on a post-offering basis, thereby increasing the current advantage.

•
Credit Quality. The Company’s credit risk profile appears to be comparatively favorable based on lower NPAs/assets and strong reserve coverage ratios in relation to NPAs. At the same time, the Peer Group’s credit quality ratios are also very strong and their history of loan losses and chargeoffs has been limited. The Peer Group also maintains higher reserve coverage than the Company in relation to total loans outstanding and NPAs. The Company will continue to seek to expand higher risk-weight loans in the future, including in the construction and commercial loan portfolio, potentially increasing its credit exposure on an incremental basis over the long term.

RP® Financial, LC.
Page 4.4

•
Balance Sheet Liquidity. The Company currently maintains a relatively comparable level of cash, investments and MBS. Like the Peer Group, the majority of the Company’s investments are designated AFS. The Company’s borrowing capacity is considered to be comparable to the Peer Group’s borrowings capacity, in light of the similar level of borrowings maintained by the Company. The infusion of the Offering proceeds will initially increase the Company’s level of liquid assets pending investment into loans and other longer-term investments.

•
Capital. The Company operates with a higher pre-offering capital ratio than the Peer Group, 12.3% and 8.5% of assets, respectively. Accordingly, following the Second Step Conversion offering, the difference between the Company’s and the Peer Group’s equity-to-assets ratio will become more significant. ACBI’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Company’s higher pro forma capital position will depress its return on equity.

On balance, ACBI’s balance sheet strength was considered to be more favorable than the Peer Group’s, based on the relatively comparability of their asset /liability composition, taking into account the relative credit quality and overall capital strength. Accordingly, a moderate upward adjustment was determined to be appropriate for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

•
Reported Earnings. The Company reported modestly higher profitability in terms of its ROA in comparison to the Peer Group average for the most recent 12 months, primarily reflecting it’s modestly more favorable ratios of net interest income and operating expenses to average assets. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings on an ROAA basis. At the same time, the Company will incur additional expenses related to the stock benefit plans that will be implemented in connection with the Offering (7.47% ESOP and 3.73% Restricted Stock Plan based on the offering amount).

•
Core Earnings. Non-operating items were negligible for both the Company and the Peer Group and thus, ABCI’s ROA on core earnings basis was at a modest advantage in comparison to the Peer Group average.

RP® Financial, LC.
Page 4.5

•
Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a similar degree of volatility was associated with the Company’s net interest margin. ACBI’s capital ratios were favorable even on a pre-Offering basis while the IEA/IBL ratios and level of non-interest earning assets will improve with the infusion of the Second Step Conversion proceeds.

•
Credit Risk. Loan loss provisions had a lesser impact on the Company’s profitability for the past year and the Company’s NPA/assets ratio is lower in comparison to the Peer Group. At the same time, the Company’s ratio of reserves to total loans and reserves to NPAs is below the Peer Group average and the Company maintains a higher risk weighted assets ratio, indicating a higher risk profile.

•
Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to leverage capacity and providing the Company with additional liquidity for purposes of funding loan growth. Second, opportunities to increase earnings through loan and deposit growth are considered to be slightly more favorable based on the demographic and economic trends prevailing in Montgomery County versus the Peer Group’s markets (i.e., reflecting its markets comparatively strong income levels and slightly lower unemployment rate). Moreover, the Company has a favorable track record recently with respect to the ability to realize asset and earnings growth in comparison to the Peer Group. The Company will be seeking to continue its retail expansion following the offering and the strengthened pro forma capital position will support such efforts.

•
Return on Equity. The Company’s pro forma capital position will exceed the Peer Group average. Thus, notwithstanding its modestly higher pro forma ROA, the Company’s pro forma core ROE is anticipated to be lower than the Peer Group average.

Overall, we concluded that a moderate upward adjustment for profitability, growth and viability of earnings was appropriate, in view of ACBI higher ROA and lower pro forma ROE, as well as the factors relating to the Company’s credit risk and interest rate exposure and earnings growth potential.

RP® Financial, LC.
Page 4.6

3.	Asset Growth

The Company’s recent asset growth exceeded the Peer Group average, reflecting the Company’s efforts to support earnings through leveraging equity, which has primarily been centered on loan portfolio growth. Specifically, ACBI experienced comparatively strong asset growth of 9.61% during the most recent twelve month period, versus a 0.80% asset growth rate posted by the Peer Group based on the average. As described in Section III, the Company’s comparatively faster growth is attributable to efforts to expand lending, particularly following the completion of the minority stock issuance in 2004. In this regard, the Company has employed additional loan officers and has otherwise sought to expand the loan portfolio, both through internal originations and though loan participations. Similarly, the Company has been expanding its retail branch presence with the objective of increasing the retail deposit base. On a pro forma basis, the Company should have the equity to facilitate continued growth and expansion. On balance, we believe a moderate upward adjustment was warranted for this factor.

4.	Primary Market Area

The general condition of a financial institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area. Operating in suburban areas north and west of Philadelphia, the Company faces significant competition for loans and deposits from larger financial institutions, which provide a broader array of services and have significantly larger branch networks.

Demographic and economic trends and characteristics in ACBI’s primary market area are relatively favorable to the primary market areas served by the Peer Group companies (see Table 4.1). Montgomery County’s population increased at a relatively strong pace during the first six years of this decade, with the strong growth trend projected to remain in place over the last half of the decade. Per capita income measures for Montgomery County were modestly above the comparable measures for Pennsylvania as well as in comparison to the median and average income measures for the Peer Group’s markets. The comparatively higher income level (per capita income is well above the average and median for the state as well as the Peer Group’s respective markets) is reflective of the Company’s market in a prime suburban location in the Philadelphia metropolitan area. The underlying economic strength of the Company’s markets is also reflected in the relatively low unemployment rate for Montgomery County of 3.4%, which is below the average for the Peer Group’s markets of 4.3%.

RP® Financial, LC.
Page 4.7

Table 4.1
Abington Community Bancorp, Inc.
Peer Group Market Area Comparative Analysis

		Estimated Population					Per Capita Income
Institution	Headquarters County	2000	2006	Projected Population 2011	Estimated 2000-2006 % Change	Projected 2006-2011 % Change	Amount	% State Average	6/30/06 Deposit Market Share(1)	Unemployment Rate 11/30/2006
		(000)	0	(000)

Parkvale Financial Corp. of PA	Allegheny	1,282	1,251	1,228	-2.39%	-1.83%	$28,823	107.56%	1.91%	4.1%
ESB Financial Corp. of PA	Lawrence	95	93	92	-1.53%	-1.30%	$21,313	79.54%	16.47%	5.0%
Willow Financial Bancorp, Inc. of PA	Montgomery	750	781	805	4.11%	3.05%	$40,652	151.70%	1.50%	3.4%
Synergy Financial Group of NJ	Union	523	539	548	3.09%	1.70%	$33,195	97.04%	2.79%	4.5%
Harleysville Savings Fin. Corp. of PA	Montgomery	750	781	805	4.11%	3.05%	$40,652	151.70%	1.72%	3.4%
Fidelity Bancorp, Inc. of PA	Allegheny	1,282	1,251	1,228	-2.39%	-1.83%	$28,823	107.56%	0.76%	4.1%
TF Financial Corp. of PA	Bucks	598	635	661	6.33%	4.06%	$36,137	134.85%	1.56%	3.7%
Pamrapo Bancorp, Inc. of NJ	Hudson	609	621	629	1.94%	1.28%	$25,868	75.62%	2.17%	5.1%
First Keystone Financial, Inc. of PA	Delaware	551	557	558	1.19%	0.17%	$32,770	122.29%	3.43%	4.1%
American Bancorp of NJ	Essex	794	810	823	2.07%	1.57%	$30,301	88.58%	2.11%	5.6%

	Averages:	723	732	738	1.65%	0.99%	$31,853	111.64%	3.44%	4.3%
	Medians:	680	708	733	2.00%	1.43%	$31,536	107.56%	2.01%	4.1%

Abington Community Bancorp, Inc.	Montgomery	750	781	805	4.11%	3.05%	$40,652	151.70%	2.21%	3.4%

(1)	Total institution deposits in headquarters county as percent of total county deposits (banks and thrifts only).

Sources: ESRI, FDIC, U.S. Department of Labor.

RP® Financial, LC.
Page 4.8

On balance, we concluded that a slight upward adjustment was appropriate for the Bank’s market area.

5.	Dividends

ACBI has indicated its preliminary intent to pay dividends in an amount such that current minority shareholders of ACBI will continue to receive the same total cash dividend payment, with the per share dividend amount adjusted for the exchange ratio in the conversion. At the current midpoint valuation, the annual dividend payment would equal $0.14 per share and provide a yield of 1.4% based on the $10.00 per share initial offering price (i.e., reflects the stated intent to maintain the current dividend of $0.24 per share adjusted for the exchange ratio to minority shareholders). However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Nine out of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.34% to 3.89%. The average dividend yield on the stocks of the Peer Group institutions was 1.6% as of February 23, 2007, representing an average payout ratio of 23.5% of core earnings. As of February 23, 2007, approximately 85% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.06% and an average payout ratio of 33.78% of core earnings. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

The Company’s indicated dividend policy provides for a modestly lower yield as maintained by the Peer Group. While the Company’s implied payout ratio of 39.11% of core pro forma core earnings at the midpoint is above the Peer Group’s payout ratio, the Company’s ability to maintain a higher payout ratio is supported by its higher pro forma equity to-assets ratio equal to 23.3% at the midpoint compared to 9.7% for the Peer Group. Accordingly, on balance, we concluded that no adjustment was warranted for purposes of the Company’s dividend policy.

RP® Financial, LC.
Page 4.9

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All 10 of the Peer Group companies trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $49.1 million to $204.6 million as of February 23, 2007, with average and median market values of $125.5 million and $135.5 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 2.4 million to 15.6 million, with average and median shares outstanding equaling 7.6 million and 5.3 million, respectively. The Company’s pro forma market value and shares outstanding for the Company will exceed the Peer Group average and median, as well as each of the Peer Group companies individually. Accordingly, we anticipate that the liquidity in the Company’s stock will be modestly greater relative to the Peer Group companies’ stocks and have applied a slight upward adjustment for this factor.

7.	Marketing of the Issue

We believe that four separate markets need to be considered for thrift stocks such as the Company coming to market: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (3) the thrift acquisition market for thrift and bank franchises in Pennsylvania; and (4) the market for the public stock of the Company. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

RP® Financial, LC.
Page 4.10

In terms of assessing general stock market conditions, the performance of the overall stock market has generally been positive over the past year. The broader stock market rallied higher at the start of 2006 on indications that the Federal Reserve was nearing an end to the current cycle of rate increases. In the second week of January, the Dow Jones Industrial Average (“DJIA”) closed above 11000 for the first time since before September 11, 2001. Higher oil prices, some disappointing fourth quarter earnings and worries about Iran pushed stocks lower in mid-January, which was followed by a rebound in the broader stock market in late-January. The late-January gains were supported by some favorable fourth quarter earnings and economic news showing strong December orders for durable goods and lower than expected unemployment. Mixed reaction to some fourth quarter earnings reports and concerns about the housing market cooling off provided for a choppy market during the first half of February. Some favorable economic data, which included a surge in January retail sales and only a slight rise in core consumer prices for January, supported gains in the broader stock market heading into late-February. Major indexes approached multi-year highs in late-February, before faltering at the end of February on economic data showing a decline in consumer confidence and the housing market slowing down. However, in early-March 2006, stocks trended lower on concerns that rising global interest rates would hurt corporate profits. Stocks rebounded in mid-March, as economic data showing steady economic growth and little consumer inflation helped to lift the DJIA to a four and one-half year high. Stocks trended lower at the close of the first quarter on interest rate worries, as the Federal Reserve lifted rates another quarter point and hinted at more increases to come.

The broader stock market traded up at the start of the second quarter of 2006, reflecting optimism about first quarter earnings and that tame inflation would bring an end to rate increases by the Federal Reserve. Higher oil prices curbed the positive trend in stocks during mid-April, which was followed by the biggest gain of the year for the DJIA. The release of the minutes from the Federal Reserve’s March meeting, which signaled that the Federal Reserve was about to stop raising rates served as the catalyst to the rally. Stocks generally edged higher through the end of April, as investors focused on strong first quarter earnings reports by a number of blue chip stocks. However, the positive trend was somewhat subdued by new inflation fears resulting from March economic data. Lower oil prices and a strong retail sales report for April helped to lift the DJIA to a six year high in early-May. Stocks traded flat on news of another rate increase by the Federal Reserve, which was followed by a sharp sell-off in mid-May as a larger than expected rise in April consumer prices sparked inflation fears. An upward revision to first quarter GDP growth provided a boost to stocks heading into late-May, but the rally was cut short as a drop in consumer-confidence numbers for May and concerns of slower economic growth hurting corporate profits spurred another sell-off in late-May. Despite closing up on the last day of May, the month of May was the worst monthly performance for the DJIA in eleven months.

RP® Financial, LC.
Page 4.11

The down turn in the broader stock market continued during the first part of June 2006, as stocks tumbled after an inflation warning by the Federal Reserve Chairman stoked fears of future rate increases. Comparatively, stocks rallied in mid-June following reassuring inflation comments by the Federal Reserve Chairman. Higher interest rates dampened the rally ahead of the Federal Reserve meeting in late-June. Stocks surged higher following the Federal Reserve meeting in late-June, as comments from the Federal Reserve served to calm inflation worries and raised expectations of an end to the current cycle of rate increases.

Geopolitical turmoil and higher oil prices pulled stocks lower at the start of the third quarter of 2006. The broader stock market rallied briefly in mid-July on comments from the Federal Reserve that hinted at the possibility of a pause in the current cycle of rate increases and some favorable second quarter earnings reports. After trading in a narrow range during late-July and early-August, stocks retreated following the Federal Reserve meeting in August. While the Federal Reserve left rates unchanged, stocks declined on concerns of an economic slow down. Favorable inflation data reflected in wholesale and retail prices for July provided a boost to stocks in mid-August. Stocks traded in a narrow range before strengthening at the end of August, as oil prices dropped below $70 a barrel for the first time in two months and the unemployment rate for August dropped to 4.7%. The DJIA moved to a four-month high in mid-September, with further declines in oil prices and the Federal Reserve’s decision to leave rates unchanged helping to sustain the positive trend. Stocks retreated modestly heading into late-September, as investors reacted negatively to an economic report showing a slow down in business activity in the Mid-Atlantic region. Lower oil prices and a strong consumer sentiment report helped stocks to rally at the close of the third quarter.

RP® Financial, LC.
Page 4.12

The broader stock market rally was sustained into the fourth quarter of 2006, as the DJIA moved to an all-time high in early-October. Lower oil prices and growing expectations that the next move by the Federal Reserve would be to cut rates extended the stock market rally into mid-October, with the DJIA approaching the 12000 mark. The DJIA closed above 12000 heading into late-October, with optimism about corporate earnings, the Federal Reserve’s decision to hold rates steady and lower oil prices sustaining the rally. Despite a slight pullback at the end of October, the 3.4% gain in DJIA for October was the best monthly gain since November 2005. Stocks continued to edge lower at the beginning of November, but then rebounded strongly in mid-November. Favorable inflation data reflected in wholesale and consumer prices for October, merger news and upbeat comments by the Federal Reserve about interest rates were factors that contributed to rally in the broader market. Stocks traded in a narrow range ahead of the holiday shopping season in late-November. After posting a big one day loss in late-November on concerns about retail sales, lower oil prices, merger news and favorable economic reports provided a boost to stocks in early-December. The DIIA traded to record highs in mid- and late-December, as stocks benefited from some robust economic reports and investors betting on a strong finish for the year.

Mixed fourth quarter earnings reports and investor nervousness ahead of the Federal Reserve rate meeting provided for a choppy trading market for thrift issues in mid- and late-January 2007. However, the broad stock market indices rebounded in February as the Federal Reserve left its short term interest rate benchmarks unchanged, oil and commodity prices continued to remain moderate, and inflation and economic news were generally benign. As a result, the DJIA reached a new record high on February 20, 2007, before pulling back slightly at the end of the trading week. As an indication of the general trends in the nation’s stock markets over the past year, as of February 23, 2007 the DJIA closed at 12,467.48, an increase of 1.5% for the year and 14.3% over the last twelve months. Comparatively, the NASDAQ closed at 2515.10 on February 23, 2007, an increase of 4.1% for the year and 10.3% over the last twelve months, while the S&P 500 closed at 1451.19, an increase of 2.3% for the year and 12.7% over the last twelve months.

RP® Financial, LC.
Page 4.13

The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have been outperformed by the broader market during the past year. Thrift stocks participated in the broader stock market rally at the beginning of the New Year, as interest rate sensitive issues benefited from news that rate increases by the Federal Reserve may be nearing an end. Thrift stocks continued to parallel the broader market in mid-January, as the sector traded down following some disappointing fourth quarter earnings caused by net interest margin compression. Short covering and a slight improvement in the yield curve provided for a brief rebound in thrift stocks in late-January 2006, followed by a downward move in the sector at the end of January as investors anticipated another rate hike by the Federal Reserve. The downward trend in thrift stocks continued through mid-February, reflecting concerns that valuations were too high in light of a number of thrift issues experiencing a weaker earnings outlook due to spread compression resulting from the inverted yield curve. Thrift stocks strengthened along with the broader market heading into late-February, as mortgage lenders benefited from inflation data that showed only a small rise in core consumer prices for January and news that housing starts surged in January. Comparatively, reports of declining home sales, lower consumer confidence and higher oil prices depressed thrift stocks at the end of February and the first week of March. Thrift stocks rebounded in conjunction with the broader market in mid-March 2006, as interest rate sensitive issues benefited from tame inflation data reflected in the February consumer price index. The proposed acquisition of North Fork Bancorp by Capital One helped to further the advance in thrift stocks, particularly in the Northeast states. Higher interest rates pushed thrift stocks lower in late-March, particularly after the Federal Reserve increased rates another quarter point and indicated that more rate increases were likely.

Thrift issues traded in a narrow range during the first half of April 2006, in which mixed earnings reports and concerns about interest rates and inflation provided for an uneven trading market. Thrift stocks spiked higher in conjunction with the broader market heading into the second half of April, as investors reacted favorably to news that the Federal Reserve was contemplating an end to rate increases during its March meeting. The rally in thrift stocks was short-lived, with renewed concerns about interest rates and inflation providing for a modest pull back in thrift stocks during late-April. However, thrift stocks rebounded at the end of April, as comments from the Federal Reserve Chairman fueled speculation that the current cycle of Federal Reserve rate hikes may be nearing an end.

RP® Financial, LC.
Page 4.14

Strength in the broader market sustained a rally in thrift stocks during early-May. Higher interest rates, weakness in the broader market and a drop in consumer confidence pushed thrift stocks lower in mid-May. Inflation fears continued the slide in thrift stocks in late-May, although thrift stocks closed out May advancing in conjunction with the broader market. Inflation fears, sparked by comments from the Federal Reserve Chairman, pulled thrift stocks lower along with the broader market in early-June. Acquisition speculation helped thrift stocks to stabilize ahead of the broader market heading into mid-June. Interest rate concerns weighed on thrift stocks in mid-June, although thrift stocks moved higher following comments from the Federal Reserve Chairman that eased inflationary concerns. Thrift stocks traded in a narrow range ahead of the Federal Reserve meeting in late-June and then rallied strongly following statements from the Federal Reserve that hinted at the possibility of taking a break from raising interest rates further.

Activity in thrift stocks was neutral at the beginning of the third quarter of 2006, which was followed by a downturn in thrift stocks along with the broader market in mid-July. Comments from the Federal Reserve indicating expectations of inflation moderating and some positive second quarter earnings sparked a brief rally in thrift stocks, which was followed by a pull back in late-July. Earnings falling short of expectations due to margin compression contributed to the sell-off in thrift stocks. Thrift stocks bounced higher in early-August, as July employment data provided signs of a slowing economy and increased expectations that the Federal Reserve would stop raising rates. Mortgage data showing a drop in loan fundings reversed the positive trend in thrift stocks heading into mid-August, which was followed by an upturn in mid-August as thrift stocks participated in the broader market rally that was powered by favorable inflation data. Thrift stocks trended lower in late-August, reflecting concerns of a slowdown in housing. A favorable August employment report provided a boost to the thrift sector at the beginning of September. Inflationary fears prompted a brief sell-off in thrift stocks heading into mid-September, which was followed by a rebound as falling oil prices benefited stocks in general.

RP® Financial, LC.
Page 4.15

Thrift stocks advanced at the start of the fourth quarter of 2006, based on economic data that suggested the economy was slowing and comments from the Federal Reserve Chairman that raised hopes of a decline in short-term interest rates. Acquisition news and strength in the broader market sustained the upward trend in thrift stocks into mid-October. Thrift stocks sold off with the broader market at the end of October and into early-November, as economic data showing slower growth raised concerns for some investors. Strength in the broader market supported a rebound in thrift stocks ahead of the national elections. Favorable inflation data boosted thrift and bank stocks along with the broader market in mid-November, while weaker than expected housing data pressured thrift and bank stocks lower heading into late-November. Merger news, including Bank of New York’s announced merger with Mellon Financial Corp., sparked gains in thrift and bank stocks in early-December. Thrift and bank stocks traded in a narrow range through mid-December, as the Federal Reserve left interest rates unchanged as expected. An upbeat on home sales helped thrift and bank stocks participate in the broader market rally in late-December.

Thrift and bank stocks traded lower at the start of 2007, as a favorable employment report for December reduced expectations of the Federal Reserve cutting interest rates anytime soon. Mixed fourth quarter earnings reports provided for a choppy market for thrift and bank issues in mid-January 2007. In February, the market for thrift and bank stocks continued to trade in a narrow range as the inverted yield curve showed no signs of abating which, coupled with ongoing weakness in the real estate markets, meant that meaningful earnings growth for many banks and thrifts would be difficult to achieve over the foreseeable future. On February 23, 2007, the SNL Index for all publicly-traded thrifts closed at 1795.3, an increase of 7.9% from one year ago and a decrease of 1.9% year-to-date.

RP® Financial, LC.
Page 4.16

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market, including the market for secondary offerings, is separate and distinct from the market for seasoned fully converted thrift stocks in that the pricing ratios for both converting issues and secondary stock issuances are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

The market for thrift issues has been relatively stable over the past several quarters, with most converting issues having successful offerings and reflecting modest price appreciation in initial trading activity. In general, investor interest in smaller offerings with resulting less liquid trading markets has been for the most not as strong compared to larger offerings with more liquid trading markets. As shown in Table 4.2, one standard and four mutual holding company offerings were competed during the past three months. However, the two second-step conversion offerings are considered to be more relevant for our analysis. In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/B ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Westfield Financial closed at the maximum of its offering range at a pro forma P/TB ratio of 111.2%, while the pro forma P/E multiple was 34.0 times, and reflected modest price appreciation of 8.5% after the first month of trading on a fully converted basis. Osage Bancorp of Oklahoma closed at the midpoint of its offering range at a pro forma P/TB ratio of 103.2%, while the pro forma P/E multiple was 34.2 times. Osage Bancshares declined in after-market trading, reflecting a 6.8% decline after one month.

RP® Financial, LC.
Page 4.17

Table 4.2
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Charitable Found.		% Off Incl. Fdn.					Pricing Ratios(3)			Financial Charac.				Closing Price:
													Benefit Plans				Initial								First		After		After
	Conver.			Equity/	NPAs/	Res.	Gross%		% of	Exp./		% of		Recog.	Stk	Mgmt.&	Dividend		Core		Core		Core	IPO	Trading%		First%		First%		Thru%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offered	Mid.	Proc.	Form	Offering	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Change	Week(4)	Change	Month(5)	Change	2/23/07	Change
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Hampden Bancorp, Inc., MA*	1/17/07	HBNK-NASDAQ	$483	6.73%	1.01%	81%	$75.7	100%	132%	2.4%	S	5.0%	8.0%	4.0%	10.0%	2.2%	0.00%	81.0%	46.9x	14.5%	0.3%	17.9%	1.7%	$10.00	$12.82	28.2%	$12.50	25.0%	$12.34	23.4%	$12.45	24.5%
Averages - Standard Conversions:			$483	6.73%	1.01%	81%	$75.7	100%	132%	2.4%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%	0.00%	81.0%	46.9x	14.5%	0.3%	17.9%	1.7%	$10.00	$12.82	28.2%	$12.50	25.0%	$12.34	23.4%	$12.45	24.5%
Medians - Standard Conversions:			$483	6.73%	1.01%	81%	$75.7	100%	132%	2.4%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%	0.00%	81.0%	46.9x	14.5%	0.3%	17.9%	1.7%	$10.00	$12.82	28.2%	$12.50	25.0%	$12.34	23.4%	$12.45	24.5%
Second Step Conversions
Osage Bancshares, Inc., OK	1/18/07	OSBK-NASDAQ	$117	11.31%	0.08%	1751%	$25.1	70%	100%	3.2%	N.A.	N.A.	8.0%	2.9%	7.2%	2.8%	3.81%	103.0%	34.2x	25.9%	0.8%	25.1%	3.0%	$10.00	$9.95	-0.5%	$9.95	-0.5%	$9.32	-6.8%	$9.77	-2.3%
Westfield Financial, Inc., MA*	1/4/07	WFD-AMEX	$837	13.97%	0.08%	757%	$184.0	58%	115%	1.6%	N.A.	N.A.	4.0%	3.4%	8.5%	0.6%	1.80%	111.2%	34.0x	31.7%	0.9%	28.5%	3.3%	$10.00	$10.70	7.0%	$10.75	7.5%	$10.90	9.0%	$10.85	8.5%
Averages - Second Step Conversions:			$477	12.64%	0.08%	1254%	$104.6	64%	108%	2.4%	N.A.	N.A.	6.0%	3.1%	7.8%	1.7%	2.81%	107.1%	34.1x	28.8%	0.8%	26.8%	3.1%	$10.00	$10.33	3.2%	$10.35	3.5%	$10.11	1.1%	$10.31	3.1%
Medians - Second Step Conversions:			$477	12.64%	0.08%	1254%	$104.6	64%	108%	2.4%	N.A.	N.A.	6.0%	3.1%	7.8%	1.7%	2.81%	107.1%	34.1x	28.8%	0.8%	26.8%	3.1%	$10.00	$10.33	3.2%	$10.35	3.5%	$10.11	1.1%	$10.31	3.1%
Mutual Holding Company Conversions
Oritani Financial Corp., NJ	1/24/07	ORIT-NASDAQ	$1,069	14.24%	0.04%	1675%	$121.7	30%	132%	1.6%	C/S	1MM/6.67%	12.3%	6.1%	15.3%	2.8%	0.00%	82.8%	32.7x	28.8%	0.7%	21.5%	3.2%	$10.00	$15.97	59.7%	$15.35	53.5%	$15.50	55.0%	$15.50	55.0%
Polonia Bancorp, PA	1/16/07	PBCP-OTCBB	$167	7.11%	0.15%	298%	$14.9	45%	132%	5.7%	N.A.	N.A.	8.7%	4.4%	10.9%	10.8%	0.00%	82.8%	45.7x	16.9%	0.3%	13.3%	2.0%	$10.00	$10.10	1.0%	$10.01	0.1%	$10.06	0.6%	$10.20	2.0%
MSB Financial Corp., NJ*	1/5/07	MSBF-NASDAQ	$276	7.12%	0.66%	51%	$25.3	45%	132%	3.2%	N.A.	N.A.	8.0%	4.4%	10.9%	5.2%	0.00%	83.3%	33.0x	17.4%	0.5%	13.8%	3.3%	$10.00	$12.30	23.0%	$12.10	21.0%	$11.93	19.3%	$11.75	17.5%
MainStreet Financial Corp., MI*	12/27/06	MSFN-OTCBB	$115	5.31%	1.00%	49%	$3.6	47%	95%	18.6%	N.A.	N.A.	8.0%	0.0%	0.0%	9.2%	0.00%	69.1%	NM	6.4%	-0.2%	6.6%	-2.9%	$10.00	$11.00	10.0%	$11.00	10.0%	$9.75	-2.5%	$9.85	-1.5%
Averages - Mutual Holding Company Conversions:			$407	8.45%	0.46%	518%	$41.3	42%	123%	7.2%	NA	NA	9.2%	3.7%	9.3%	7.0%	0.00%	79.5%	37.1x	17.4%	0.3%	13.8%	1.4%	$10.00	$12.34	23.4%	$12.12	21.2%	$11.81	18.1%	$11.83	18.3%
Medians - Mutual Holding Company Conversions:			$222	7.12%	0.41%	174%	$20.1	45%	132%	4.4%	NA	NA	8.4%	4.4%	10.9%	7.2%	0.00%	82.8%	33.0x	17.1%	0.4%	13.6%	2.6%	$10.00	$11.65	16.5%	$11.55	15.5%	$11.00	10.0%	$10.98	9.7%
Averages - All Conversions:			$438	9.40%	0.43%	666%	$64.3	56%	120%	5.2%	NA	NA	8.1%	3.6%	9.0%	4.8%	0.80%	87.6%	37.7x	20.2%	0.5%	18.1%	2.0%	$10.00	$11.83	18.3%	$11.67	16.7%	$11.40	14.0%	$11.48	14.8%
Medians - All Conversions:			$276	7.12%	0.15%	298%	$25.3	47%	132%	3.2%	NA	NA	8.0%	4.0%	10.0%	2.8%	0.00%	82.8%	34.1x	17.4%	0.5%	17.9%	3.0%	$10.00	$11.00	10.0%	$11.00	10.0%	$10.90	9.0%	$10.85	8.5%

Note:	* - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.

(2)	As a percent of MHC offering for MHC transactions.

(3)	Does not take into account the adoption of SOP 93-6.

(4)	Latest price if offering is less than one week old.

(5)	Latest price if offering is more than one week but less than one month old.

(6)	Mutual holding company pro forma data on full conversion basis.

(7)	Simultaneously completed acquisition of another financial institution.

(8)	Simultaneously converted to a commercial bank charter.

(9)	Former credit union.

February23, 2007

RP® Financial, LC.
Page 4.18

C.	The Acquisition Market

Also considered in the valuation was the potential impact on the Company’s stock price of recently completed and pending acquisitions of other savings institutions operating in Pennsylvania. As shown in Exhibit IV-4, there were seven thrift acquisitions completed from the beginning of 2004 through year-to-date 2007. The recent acquisition activity involving Pennsylvania savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence ACBI’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in ACBI’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.	Trading in ACBI’s Stock

Since ACBI’s minority stock currently trades under the symbol “ABBC” on the NASDAQ national stock market, RP Financial also considered the recent trading activity in the valuation analysis. ACBI had a total of 15,288,154 shares issued and outstanding at December 31 2006, of which 8,728,500 shares were held by public shareholders and traded as public securities. As of February 23, 2007, the Company’s closing stock price was $19.46 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics (the new conversion stock will be more liquid owing to larger number of public shares available to trade) and a different return on equity for the conversion stock. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

RP® Financial, LC.
Page 4.19

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

ACBI’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of ACBI’s Board of Directors and senior management. While the Company does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure as indicated by the financial characteristics of the Company. ACBI currently does not have any executive management positions that are vacant.

Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted federally-insured institution, ACBI will operate in substantially the same regulatory environment as the Peer Group members - all of whom are well capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios, while the Peer Group’s regulatory capital ratios were previously shown in Table 3.2. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP® Financial, LC.
Page 4.20

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Moderate Upward
Profitability, Growth and Viability of Earnings	Moderate Upward
Asset Growth	Moderate Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	Slight Upward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock - price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the Second Step Conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in ACBI’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

RP Financial’s valuation placed an emphasis on the following:

•
P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

RP® Financial, LC.
Page 4.21

•
P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•
P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•
Trading of ACBI stock. Converting institutions generally do not have stock outstanding. ACBI, however, has public shares outstanding due to the mutual holding company form of ownership. Since ACBI is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the February 23, 2007 stock price of $19.46 per share and the 15,288,210 shares of ACBI stock outstanding, the Company’s implied market value of $297.5 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of ACBI’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.

RP® Financial, LC.
Page 4.22

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of February 23, 2007, the aggregate pro forma market value of ACBI’s conversion stock was $280,243,410 at the midpoint, equal to 280,024,341 shares at $10.00 per share. The midpoint and resulting valuation range is based on the sale of a 57.09% ownership interest to the public, which provides for a $150.0 million public offering at the midpoint value.

1.     Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $6.802 million for the twelve months ended December 31, 2006, which approximated core earnings as non-operating income or expense items were at de minimus levels (Note: see Exhibit IV-9 details the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $280.2 million midpoint value both equaled 28.84 times, which provided for premiums of 77.7% and 76.7% relative to the Peer Group’s average reported and core earnings multiples of 16.23 times and 11.32 times, respectively (see Table 4.3).

2.     Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value, including approximately $3 million of net assets at the MHC. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $280.2 million midpoint valuation, ACBI’s pro forma P/B and P/TB ratios both equaled 109.26%. In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 143.06% and 165.70%, the Company’s ratios both reflected discounts of 23.6% and 34.1%. At the top of the super range, the Company’s P/B and P/TB ratios equaled 122.79%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 14.2% and 25.9%, respectively.

RP® Financial, LC.
Page 4.23

3.     Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the midpoint of the valuation range, ACBI’s value equaled 26.25% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 13.82%, which implies a premium of 89.9% has been applied to the Company’s pro forma P/A ratio.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals).

Westfield Financial, the only large second-step conversion offering completed in the past three months closed with pro forma P/TB ratios of 111.2% and a pro forma P/E ratio of 34.0 times. During their first week of trading as a fully-converted company, the stock price of Westfield Financial increased by 9.0% from its IPO price, and by 8.5% over the first month of trading. Osage Bancshares closed at 103.0% of pro forma book value and a pro forma P/E multiple of 34.2 times, and diminished in after-market trading by 6.8% after the first month as a fully-converted company.

RP® Financial, LC.
Page 4.24

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 23, 2007, the estimated aggregate pro forma market value of the Company, inclusive of the sale of the MHC’s ownership interest to the public shareholders was $280,243,410 at the midpoint. Based on this valuation and the approximate 57.09% ownership interest being sold in the public offering, the midpoint value of the Company’s stock offering is $160,000,000, equal to 16,000,000 shares at a per share value of $10.00. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the Board approved $10.00 per share offering price is set forth below. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

	Total Shares	Offering Shares	Exchange Shares Issued to the Public Shareholders	Exchange Ratio
Shares				(X)
Supermaximum	37,062,192	21,160,000	15,902,192	2.42424
Maximum	32,227,993	18,400,000	13,827,993	2.10804
Midpoint	28,024,341	16,000,000	12,024,341	1.83308
Minimum	23,820,690	13,600,000	10,220,690	1.55811

Distribution of Shares
Supermaximum	100.00%	57.09%	42.91%
Maximum	100.00%	57.09%	42.91%
Midpoint	100.00%	57.09%	42.91%
Minimum	100.00%	57.09%	42.91%

Aggregate Market Value(1)
Supermaximum	$370,621,920	$211,600,000	$159,021,920
Maximum	322,279,930	184,000,000	138,279,930
Midpoint	280,243,410	160,000,000	120,243,410
Minimum	238,206,900	136,000,000	102,206,900

(1)	Based on offering price of $10.00 per share.

RP® Financial, LC.
Page 4.25

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of ACBI stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in ACBI equal to 42.91% as of December 31 2006. The exchange ratio to be received by the existing minority shareholders of ACBI will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.5581 shares, 1.83308 shares, 2.10804 shares and 2.42424 shares of newly issued shares of ACBI stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

RP® Financial, LC.
Page 4.26

Table 4.3
Public Market Pricing
Abington Community Bancorp, Inc.
As of February 23, 2007

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	NPAs/	Reported		Core		Offering	Exchange
		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Size	Ratio
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)	(x)
Abington Community Bancorp, Inc.
Superrange		$10.00	$370.62	$0.29	$8.14	34.83x	122.79%	33.30%	122.79%	34.83x	$0.10	0.99%	34.48%	$1,113	27.12%	0.23%	0.96%	3.53%	0.96%	3.53%	211.60	2.42424
Maximum		$10.00	$322.28	$0.31	$8.61	31.76x	116.10%	29.60%	116.10%	31.76x	$0.11	1.14%	36.16%	$1,089	25.50%	0.23%	0.93%	3.66%	0.93%	3.66%	184.00	2.10804
Midpoint		$10.00	$280.24	$0.35	$9.15	28.84x	109.26%	26.25%	109.26%	28.84x	$0.13	1.31%	37.75%	$1,068	24.03%	0.24%	0.91%	3.79%	0.91%	3.79%	160.00	1.83308
Minimum		$10.00	$238.21	$0.39	$9.88	25.64x	101.19%	22.76%	101.19%	25.64x	$0.15	1.54%	39.50%	$1,046	22.49%	0.24%	0.89%	3.95%	0.89%	3.95%	136.00	1.55811

All Public Companies(7)
Averages		$19.17	$424.79	$0.86	$13.31	19.51x	150.95%	18.24%	170.33%	20.40x	$0.40	2.06%	33.78%	$3,017	12.08%	0.54%	0.60%	6.42%	0.59%	5.79%
Medians		16.23	106.31	0.61	11.29	16.77x	138.52%	14.97%	161.35%	17.65x	$0.32	2.05%	18.37%	$777	10.40%	0.31%	0.61%	5.74%	0.63%	5.90%

All Non-MHC State of PA(7)
Averages		$20.18	$1,380.65	$1.21	$15.50	16.96x	128.51%	10.73%	159.57%	15.96x	$0.50	2.62%	40.67%	$10,174	8.51%	0.39%	0.62%	7.67%	0.65%	8.02%
Medians		$18.49	$117.10	$1.07	$13.76	16.76x	130.52%	9.45%	142.86%	16.57x	$0.52	2.75%	21.40%	$1,145	7.02%	0.37%	0.66%	7.51%	0.75%	8.23%

Comparable Group Averages
Averages		$19.63	$125.51	$1.02	$13.98	16.23x	143.06%	13.82%	165.70%	16.32x	$0.50	1.60%	23.46%	$1,013	9.72%	0.37%	0.57%	6.92%	0.58%	6.95%
Medians		$18.49	$135.47	$0.91	$13.01	16.76x	138.23%	11.38%	158.59%	16.57x	$0.52	1.66%	18.61%	$745	8.03%	0.36%	0.53%	7.51%	0.53%	7.91%

Comparable Group
ABNJ	American Bancorp of NJ	$11.91	$156.10	$0.14	$8.59	NM	138.65%	29.78%	138.65%	NM	$0.16	1.34%	NM	$524	21.48%	0.41%	0.36%	1.47%	0.36%	1.47%
ESBF	ESB Financial Corp. of PA	$11.40	$146.54	$0.82	$10.04	16.76x	113.55%	7.64%	174.31%	13.90x	$0.40	3.51%	48.78%	$1,918	6.73%	0.18%	0.47%	7.02%	0.56%	8.47%
FSBI	Fidelity Bancorp, Inc. of PA	$19.49	$58.10	$1.13	$15.10	14.33x	129.07%	7.86%	137.45%	17.25x	$0.56	2.87%	49.56%	$739	6.09%	0.43%	0.56%	9.42%	0.47%	7.83%
FKFS	First Keystone Fin., Inc of PA	$20.20	$49.05	$0.39	$14.14	NM	142.86%	9.43%	142.86%	NM	$0.00	0.00%	0.00%	$520	6.60%	0.52%	0.13%	2.34%	0.18%	3.26%
HARL	Harleysville Svgs Fin Cp of PA	$17.49	$67.53	$1.00	$12.64	17.49x	138.37%	9.01%	138.37%	17.49x	$0.68	3.89%	68.00%	$750	6.51%	NA	0.50%	7.99%	0.50%	7.99%
PBCI	Pamrapo Bancorp, Inc. of NJ	$25.00	$124.40	$1.26	$11.77	19.08x	212.40%	19.54%	212.40%	19.84x	$0.92	3.68%	73.02%	$637	9.20%	0.28%	1.01%	11.01%	0.97%	10.59%
PVSA	Parkvale Financial Corp of PA	$31.00	$176.45	$2.39	$22.45	12.81x	138.08%	9.47%	183.65%	12.97x	$0.80	2.58%	33.47%	$1,864	6.86%	0.36%	0.74%	11.23%	0.73%	11.09%
SYNF	Synergy Financial Group of NJ	$16.23	$184.73	$0.36	$8.65	NM	187.63%	18.73%	188.94%	NM	$0.24	1.48%	66.67%	$986	9.98%	0.13%	0.42%	4.28%	0.42%	4.28%
THRD	TF Fin. Corp. of Newtown PA	$30.50	$87.66	$1.88	$23.09	15.89x	132.09%	13.41%	141.79%	16.22x	$0.80	2.62%	42.55%	$654	10.15%	0.17%	0.83%	8.64%	0.81%	8.46%
WFBC	Willow Financial Bcp Inc of PA	$13.09	$204.56	$0.79	$13.37	17.22x	97.91%	13.29%	198.63%	16.57x	$0.48	3.67%	60.76%	$1,540	13.57%	0.84%	0.76%	5.81%	0.79%	6.04%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:
Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.